Exhibit 1

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

INCOME STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

		Consolidated		Bank
	NOTE	2008	2007 (unaudited)	2008	2007 (unaudited)
		$M	$M	$M	$M

Interest income	2	10,710	8,203	9,179	6,613
Interest expense	2	8,237	6,010	6,974	4,760
Net interest income		2,473	2,193	2,205	1,853

Other income	3,7	1,132	1,092	1,029	1,092

Total operating income		3,605	3,285	3,234	2,945

Bad and doubtful debts expense	4	291	178	264	158

Operating expenses	5,7	1,453	1,390	1,358	1,301

Share of profit in equity accounted associates		1	—	—	—

Profit before income tax		1,862	1,717	1,612	1,486

Income tax expense	6,7	656	525	581	392

Net profit for the year		1,206	1,192	1,031	1,094

Attributable to:

Shareholders of the Bank		1,205	1,190	1,031	1,094

Minority interest		1	2	—	—

Net profit for the year		1,206	1,192	1,031	1,094

Dividends per ordinary share (cents)
Interim dividend paid	8	88	82
Final dividend paid	8	86	77
Final dividend proposed	45	94	86
Special dividend proposed	45	31	—

Earnings per share (cents)
Basic	9	210.6	219.5
Diluted	9	209.2	217.8

The Income Statements should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

BALANCE SHEETS

AS AT 30 SEPTEMBER 2008

		Consolidated		Bank
	NOTE	2008	2007 (unaudited)	2008	2007 (unaudited)
		$M	$M	$M	$M

ASSETS
Cash and liquid assets	10	2,672	2,081	2,672	2,081
Receivables due from other financial institutions	11	305	1,244	185	625
Assets at fair value through the income statement	12	15,605	11,339	15,676	11,450
Derivative assets	41	3,389	1,271	3,010	1,154
Available for sale investments	13	2,810	929	2,210	1
Loans and other receivables	14	97,721	89,884	77,415	65,878
Bank acceptances of customers	15	22,263	16,343	22,263	16,343
Amounts receivable from controlled entities		—	—	4,309	4,737
Investments in controlled entities	18	—	—	1,667	2,425
Investment in associated companies		29	28	25	25
Property, plant and equipment	19	331	345	312	327
Intangible assets	20	1,378	1,323	952	903
Deferred tax assets	21	244	215	215	188
Other assets		633	798	507	687

TOTAL ASSETS		147,380	125,800	131,418	106,824

LIABILITIES
Deposits and other borrowings	22	90,201	70,803	90,213	70,476
Payables due to other financial institutions	23	1,786	1,013	1,786	1,013
Derivative liabilities	41	2,291	3,440	1,744	1,869
Bank acceptances		3,970	6,348	3,970	6,348
Amounts payable to controlled entities		—	—	1,460	995
Provision for dividends		3	2	3	2
Current tax liabilities		62	101	56	90
Deferred tax liabilities	21	29	123	4	89
Other provisions	24	140	116	131	108
Bonds and notes	25	37,760	34,971	21,160	17,024
Loan capital	26	3,245	2,231	3,245	2,231
Bills payable and other liabilities	27	890	768	740	634

TOTAL LIABILITIES		140,377	119,916	124,512	100,879

NET ASSETS		7,003	5,884	6,906	5,945

SHAREHOLDERS’ EQUITY
Share capital	28	5,631	4,549	5,641	4,559
Reserves	29	115	243	146	271
Retained profits	30	1,250	1,086	1,119	1,115

Equity attributable to shareholders of the Bank		6,996	5,878	6,906	5,945

Minority interest	31	7	6	—	—

TOTAL SHAREHOLDERS’ EQUITY		7,003	5,884	6,906	5,945

The Balance Sheets should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

STATEMENTS OF RECOGNISED INCOME AND EXPENSE

FOR THE YEAR ENDED 30 SEPTEMBER 2008

		Consolidated		Bank
	NOTE	2008	2007 (unaudited)	2008	2007 (unaudited)
		$M	$M	$M	$M

Cash flow hedge reserve
Gains and losses on cash flow hedging instruments (net of tax)
Recognised in equity	29	(167)	46	(174)	53
Transferred to the income statement	29	4	1	4	1

Available for sale reserve
Losses on available for sale investments (net of tax)
Recognised in equity	29	(31)	(3)	(7)	—

Defined benefit plan actuarial (losses)/gains (net of tax)	30	(5)	2	(5)	2

Net (expense)/income recognised directly in equity		(199)	46	(182)	56

Profit for the year		1,206	1,192	1,031	1,094

Total recognised income and expense for the year		1,007	1,238	849	1,150

Total recognised income and expense for the year attributable to:
Shareholders of the Bank		1,006	1,236	849	1,150
Minority interests		1	2	—	—
Total recognised income and expense for the year		1,007	1,238	849	1,150

The Statements of Recognised Income and Expense should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

			Consolidated		Bank
	NOTE		2008	2007 (unaudited)	2008	2007 (unaudited)
			$M	$M	$M	$M

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received			10,408	8,289	8,888	6,729
Interest paid			(8,165)	(6,059)	(6,897)	(4,834)
Other income received			1,045	915	775	720
Operating expenses paid			(1,293)	(1,292)	(1,402)	(1,244)
Income tax paid			(665)	(608)	(662)	(607)
Purchase of available for sale investments			(117)	(384)	(115)	—
Proceeds from sale and redemption of available for sale investments			275	1,005	—	—
Net (increase)/decrease in assets
- balance due from other financial institutions (not at call)			163	3	165	2
- assets at fair value through the income statement			(6,451)	(5,191)	(6,333)	(4,983)
- loans and other receivables			(13,960)	(13,067)	(17,446)	(11,292)
Net increase/(decrease) in liabilities
- balance due to other financial institutions (not at call)			767	(104)	767	(104)
- deposits and other borrowings			16,935	15,424	17,287	16,034
- bonds and notes			(176)	2,460	2,417	1,615

Net cash (used in)/provided by operating activities	(a	)	(1,234)	1,391	(2,556)	2,036

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of controlled entity	(b	)	—	27	—	27
Investment in controlled entities			—	—	(262)	(14)
Dividends received			6	8	69	246
Proceeds from sale of shares			93	8	93	8
Restructure related payments			(17)	(11)	(17)	(11)
Payments for property, plant and equipment			(83)	(91)	(76)	(85)
Proceeds from sale of property, plant and equipment			47	29	47	29
Net (increase)/decrease in amounts receivable from controlled entities			—	—	1,482	(756)
Net increase/(decrease) in amounts payable to controlled entities			—	—	465	(536)
Net (increase)/decrease in other assets			4	(219)	(28)	(144)
Net cash provided by/(used in) investing activities			50	(249)	1,773	(1,236)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase/(decrease) in liabilities
- other liabilities			(197)	36	(98)	44
- liabilities at fair value through the income statement			—	(390)	—	—
- loan capital			498	(32)	498	(32)
Net proceeds from the issue of Converting Preference Shares			392	320	392	320
Proceeds from the issue of shares			863	17	863	17
Issue costs			(8)	—	(8)	—
Dividends paid (excluding DRP)	(d	)	(755)	(725)	(755)	(725)

Net cash provided by/(used in) financing activities			793	(774)	892	(376)

Net increase/(decrease) in cash and cash equivalents			(391)	368	109	424

Cash and cash equivalents at the beginning of the year			1,775	1,407	1,155	731

Cash and cash equivalents at the end of the year	(c	)	1,384	1,775	1,264	1,155

The Statements of Cash Flows should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(a) Reconciliation of profit after tax to net cash provided by operating activities

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Net profit attributable to shareholders of the Bank	1,205	1,190	1,031	1,094

Net profit on sale of property, plant and equipment	(13)	(10)	(13)	(10)
Net profit on sale of shares	(102)	(8)	(102)	(8)
Net profit on disposal of controlled entities	—	(3)	—	27
Dividends received	(6)	(8)	(69)	(246)
Treasury trading profit	(89)	(103)	(90)	(71)
Non trading derivatives	51	(13)	42	(24)
Gain on redemption of perpetual notes	—	—	—	(20)
Bad and doubtful debts expense	291	178	264	158
Share based compensation	14	12	14	12
Depreciation	63	61	57	56
Amortisation of deferred expenditure	39	31	33	24
Write-down of investment in controlled entities	—	—	—	29
(Increase)/decrease in assets
- interest receivable	(302)	86	(288)	93
- other income receivable	72	(28)	(15)	(60)
- balance due from other financial institutions (not at call)	163	3	165	2
- loans and other receivables	(13,960)	(13,067)	(17,446)	(11,292)
- available for sale investments	158	621	(115)	—
- assets at fair value through the income statement	(6,451)	(5,191)	(6,333)	(4,983)
- net position of deferred tax assets/(liabilities)	(33)	(71)	(112)	(73)
Increase/(decrease) in liabilities
- interest payable	107	(49)	112	(73)
- accrued expenses	47	49	(152)	(86)
- balance due to other financial institutions (not at call)	767	(104)	767	(104)
- provision for current income tax	(39)	(59)	(34)	(50)
- other provisions	25	(10)	24	(8)
- deposits and other borrowings	16,935	15,424	17,287	16,034
- bonds and notes	(176)	2,460	2,417	1,615

Net cash (used in)/provided by operating activities	(1,234)	1,391	(2,556)	2,036

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(b) Disposal of controlled entity

On 28 September 2007, the Group disposed of its 100% interest in Scottish Pacific Business Finance Holdings Pty Limited for $27 million.  The business contributed $3 million to the Group’s net profit from 1 October 2006 to 28 September 2007.

	2008	2007 (unaudited)
	$M	$M

Consideration net of disposal cost	—	27
Fair value of assets disposed	—	24
Profit on sale	—	3
Net inflow of cash	—	27

(c) Reconciliation of cash

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Cash and liquid assets	2,672	2,081	2,672	2,081
Balances due from other financial institutions	125	900	5	280
Due to clearing houses	(988)	(982)	(988)	(982)
Bills payable	(425)	(224)	(425)	(224)
	1,384	1,775	1,264	1,155

(d) Dividends paid

There were 7,668,109 (30 September 2007: 4,209,831) shares issued pursuant to the Group’s dividend reinvestment plan raising $227 million (30 September 2007: $142 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

St.George Bank Limited (the Bank) is incorporated and domiciled in Australia.  The address of the Bank’s registered office is 4-16 Montgomery Street, Kogarah, New South Wales, 2217, Australia.  The financial report of the Bank for the year ended 30 September 2008 comprises the Bank and its controlled entities (the Group) and the Group’s interest in associates.

The financial report was authorised for issue by the Directors on 4 November 2008.

(A)    STATEMENT OF COMPLIANCE

This financial report is a general purpose financial report which has been prepared in accordance with Australian Accounting Standards, the Corporations Act 2001 and the Banking Act 1959.  International Financial Reporting Standards (IFRS) form the basis of Australian Accounting Standards (AASBs) as issued by the Australian Accounting Standards Board, and for the purpose of this report are called Australian equivalents to IFRS (AIFRS).

As a result of complying with AIFRS, the Group’s financial report also complies with IFRS and interpretations as issued by the International Accounting Standards Board.

(B)    BASIS OF PREPARATION

The accounting policies set out below have been applied consistently to all periods presented in this financial report and have been applied consistently by Group entities.

The financial report has been prepared on the historical cost basis except for the following:

•                  Derivative financial instruments are measured at fair value;

•                  Financial instruments at fair value through the Income Statement are measured at fair value;

•                  Available for sale financial assets are measured at fair value;

•                  Defined benefit plan assets and liabilities are measured at fair value; and

•                  Recognised assets and liabilities that are subject to fair value hedges are fair valued to the extent of the hedged risk.

This financial report is presented in Australian dollars, which is the Bank’s functional currency and the functional currency of the Group.

The Bank is of a kind referred to in ASIC Class Order 98/100 dated 10 July 1998, as amended by class order 05/641 dated 28 July 2005 and 06/51 dated 31 January 2006.  Accordingly, all financial information presented in Australian dollars has been rounded to the nearest million unless otherwise stated.

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.  Actual results may differ from these estimates.  Estimates and underlying assumptions are reviewed on an ongoing basis.  Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.  In particular, information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amount recognised in the financial statements are described in Note 1(II).

The following new standards, amendments to existing standards and new interpretations have been identified as those that impact the Group.  They are available for early adoption at 30 September 2008, but have not been applied in preparing this financial report.

•                  AASB 8 Operating Segments and AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8 (February 2007) replace the presentation requirements of segment reporting in AASB 114 Segment Reporting. AASB 8 introduces a “management approach” to segment reporting and will require the disclosure of segment information based upon the internal reports regularly reviewed by the Group’s Chief Operating Decision Maker in order to assess each segment’s performance and to allocate resources to them. AASB 8 is applicable for the annual reporting periods beginning on or after 1 January 2009 and is expected to only impact disclosures contained within the consolidated financial report.

•                  Revised AASB 101 Presentation of Financial Statements and AASB 2007-8 Amendments to Australian Accounting Standards arising from AASB 101. A revised AASB 101 was issued in September 2007 and is applicable for annual reporting periods beginning on or after 1 January 2009. The revised standard requires the presentation of a statement of comprehensive income, but does not change the recognition, measurement or disclosure of transactions or events that are required by other AASBs. In addition, if an entity has made a prior period adjustment or has reclassified items in the financial statements, it will need to disclose a third balance sheet (statement of financial position), this one being as at the beginning of the comparative period.  The Group has not yet determined the potential effect of the revised standard on the Group’s disclosures.

•                  Revised AASB 3 Business Combinations changes the application of acquisition accounting for business combinations and the accounting for non-controlling (minority) interests. The revised requirements require the immediate expensing of transaction costs relating to an acquisition, measurement of contingent consideration at acquisition date with subsequent changes recognised in the income statement and measurement of non-controlling (minority) interests at full fair value or the proportionate share of the fair value of the underlying net assets. The revised requirements are applicable for annual reporting periods beginning on or after 1 July 2009.   The Group has not yet determined the potential effect of the revised standard on the Group’s financial report.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

•                  Revised AASB 127 Consolidated and Separate Financial Statements changes the accounting for investments in subsidiaries.  Key changes include the measurement to fair value of any previous retained investment when control is obtained or lost, with any resulting gain or loss recognised in the profit and loss statement, and the treatment of increases in ownership interest after control is obtained as transactions with equity holders in their capacity as equity holders.  The revised standard is applicable for annual reporting periods beginning on or after 1 July 2009.  The Group has not determined the potential effect of the revised standard on the Group’s financial report.

The following amendment to Australian Accounting Standards has been early adopted during the financial year commencing 1 October 2007.

•                  AASB 2008-10 Amendments to Australian Accounting Standards – Reclassification of Financial Assets.  This standard makes amendments to AASB 139 Financial Instruments: Recognition and Measurement and AASB 7 Financial Instruments: Disclosure.  The amendment permits the reclassification of certain non-derivative financial assets, other than those designated at fair value through profit and loss upon initial recognition, out of the fair value through profit or loss category when the financial asset is no longer held for the purpose of selling or repurchasing in the near future and there are rare circumstances or it would otherwise have met the definition of a loan and receivable at initial recognition.  The amendment can be applied from 1 July 2008.

The early adoption of this amendment resulted in $2.085 billion of debt and mortgage backed securities within assets at fair value through the income statement at 1 July 2008 being reclassified into available for sale investments.  The carrying value of these reclassified investments at 30 September 2008 was $2.072 billion, resulting in a fair value loss of $13 million being recognised in the available for sale reserve instead of the income statement.  The Group expects to fully recover all principal and interest cash flows relating to these reclassified investments.

The Group considers that the recent events impacting financial markets is a rare circumstance as discussed in the amended standard and the reclassification of the above investments is appropriate.

(C)    CONSOLIDATION

The consolidated financial report comprises the financial report of the Bank and all entities that are controlled by the Bank.  Under AASB 127 Consolidated and Separate Financial Statements, control exists when the Bank has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.  Under UIG 112 Consolidation – Special Purpose Entities, control exists where the Bank has the majority of the risks and benefits of the entity.

Where an entity commenced or ceased to be controlled during the year, its results are only included from the date control commenced or up to the date control ceased.

Associates are those entities for which the Group has significant influence, as defined in AASB 128 Investments in Associates, but not control, over the financial and operating policies.  The consolidated financial statements include the Group’s share of the total recognised gains and losses of associates on an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases.

When the Group’s share of losses exceeds its interest in an associate, the carrying amount of the Group’s investment is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an associate.

All inter-entity balances and transactions between Group entities have been eliminated on consolidation.

Trusts involved in the securitisation of the Bank’s assets and asset backed-conduit vehicles have been consolidated.  The trusts have been consolidated on the basis that the Group has retained the majority of residual benefits from the trusts’ activities and the majority of residual ownership risks related to the trusts’ assets.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group (refer Note 1(O)).

Investments in subsidiaries are accounted for at cost in the individual financial statements of the Bank.

(D)    FOREIGN CURRENCY

Transactions in foreign currencies are translated at the foreign exchange rate at the date of the transaction.  All monetary assets and liabilities held in foreign currencies are shown in this financial report at the exchange rates prevailing at balance date.  Foreign currency forwards, futures, swaps and options are valued at fair value using the appropriate market rates at balance date.  Unrealised profits and losses arising from these revaluations are recognised in the Income Statement, subject to the application of hedge accounting (refer Note 1(I)).

For foreign exchange trading activities, it is the policy of the Group to maintain a substantially matched position in foreign currency assets and liabilities, hence the net exposure to exchange risk is not significant.

(E)    TRANSLATION OF CONTROLLED FOREIGN ENTITIES

The functional currency of the domestic operations of the Bank has been determined to be Australian dollars (AUD), as this currency best reflects the economic substance of the underlying events and circumstances relevant to the Bank.  Each entity within the Group has also determined its functional currency based on its own primary economic indicators.

Assets and liabilities of foreign operations with an overseas functional currency are translated to AUD (the Group’s presentation currency) at balance sheet date at the foreign exchange rates ruling at that date.  Revenues and expenses of these entities are translated to AUD at the spot

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

exchange rate at the date of the transaction.  All resulting exchange differences are recognised in the Foreign Currency Translation Reserve as a separate component of equity and are released to the Income Statement upon disposal.

(F)    CASH AND LIQUID ASSETS

Cash and liquid assets are readily convertible to cash and subject to insignificant risk of change in value and comprise cash held in branches, ATMs, cash at bank, money at call, bills receivable, remittances in transit and securities purchased under agreement to resell.  Interest income on cash and liquid assets is recognised using the effective interest rate method in the Income Statement.  Cash and liquid assets are recognised at the face value or the gross value of the outstanding balance.

For the purpose of the Cash Flow Statement, cash and cash equivalents include highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in fair value.  Such investments are normally those with an original maturity of less than three months.  Cash and cash equivalents include cash and balances with the Reserve Bank, short term amounts included in receivables due from other financial institutions, payables due to other financial institutions and bills payable.

(G)    RECEIVABLES DUE FROM OTHER FINANCIAL INSTITUTIONS

Balances due from other financial institutions are loans and receivables.  These include loans, nostro balances and settlement account balances due from other banks.  They are measured at fair value at inception and subsequently measured at amortised cost using the effective interest rate method.  Interest income is recognised using the effective interest rate method in the Income Statement.

The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments and certain acquisition expenses through the expected life of the instrument.  When calculating the effective interest rate, the Group estimates cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.

(H)    ASSETS AT FAIR VALUE THROUGH THE INCOME STATEMENT

Assets at fair value through the Profit and Loss are described in these accounts as assets at fair value through the Income Statement.

Trading securities are purchased without the intention of being held to maturity.  The securities are recorded at fair value based on quoted market prices.  Realised and unrealised gains and losses are recognised in the Income Statement.  Interest on trading securities is included in net interest income.  At acquisition, trading securities are recorded on a settlement date basis.

Where available, quoted bid prices are used to account for the fair value of assets.  Quoted mid prices are used to account for fair value of assets where there is an offsetting risk position in a portfolio.

Realised gains and losses on disposal and unrealised fair value adjustments are included in other income.  Interest income on assets at fair value through the Income Statement is included within interest income using the effective interest rate method.  Dividends continue to be reflected in other income when earned.

(I)     DERIVATIVE FINANCIAL INSTRUMENTS

The Group makes use of the derivatives market for trading purposes and to hedge foreign exchange, interest rate risk and credit risk.

All derivatives that do not meet the hedging criteria under AASB 139 are classified as derivatives held for trading, with changes in fair value recognised immediately within the Income Statement.

Interest income and expense on derivatives, except those used to manage underlying assets and liabilities, are included within other income.  Interest income and expense for derivatives used to manage underlying assets and liabilities are included with the interest flows of these items within interest income or expense.

Derivatives are initially recognised at trade date at fair value.  Subsequent to initial recognition, derivatives are measured at fair value.  The method of recognising the gain or loss on re-measurement of fair value depends on whether the derivative is designated as a hedging instrument, the nature of the item being hedged and whether the derivative qualifies for hedge accounting.  A positive revaluation amount of a contract is disclosed as an asset and a negative revaluation amount of a contract is disclosed as a liability.

The Group has adopted cash flow hedging or a combination of cash flow and fair value hedging in respect of its asset and liability management activities.

Fair values are obtained from quoted market prices where there is a market and valuation techniques are used when there is no active market.  Valuation techniques include discounted cash flow models and options pricing models as appropriate.

At the inception of the transaction the Group documents the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.  The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognised in the Income Statement within other income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.  If the fair value hedge relationship is terminated, other than due to the derecognition of the hedged item, fair value hedge accounting ceases and for interest earning assets or interest bearing liabilities, the fair value adjustment of the hedged item is amortised to the Income Statement over the remaining term of the hedged item.

Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in equity.  The gain or loss relating to the ineffective portion is recognised immediately in the Income Statement.  This represents the amount by which the changes in the fair value of the expected cash flow of the derivative differ from the fair value of the changes (or expected changes) in the cash flow of the hedged item.

Amounts from the cash flow hedge reserve are transferred to the Income Statement when the cash flows on the hedged item are recognised in the Income Statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is amortised to the Income Statement over the remaining term of the original hedge.  Where the hedged item is derecognised, the cumulative gain or loss is recognised immediately in the Income Statement.

Derivatives that do not qualify for hedge accounting

Derivatives contracts entered into as economic hedges that do not qualify for hedge accounting are held at fair value through the Income Statement.  Interest income on these derivative contracts is recognised together with the underlying item within interest income and expense.

Embedded derivatives

A derivative may be embedded within a host contract.  If the host contract is not already measured at fair value with changes in fair value reported in the Income Statement, the embedded derivative is separated from the host contract where the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract.  This is then accounted for as a stand-alone derivative instrument at fair value.  Otherwise, the embedded derivative is accounted for on the same basis as the host contract.

(J)    INVESTMENTS AND OTHER FINANCIAL ASSETS

Investment securities, shares in entities and other investments are classified as available for sale investments.

Available for sale investments are non-derivative assets intended to be held for an indefinite period of time, including commercial paper and equities.  They may be sold in response to a need for liquidity or changes in interest rates and exchange rates.

Available for sale investments are initially recognised at fair value plus transaction costs.  They are subsequently remeasured at fair value and gains and losses arising from changes in fair value are recognised in equity in the available for sale reserve until investments are sold, otherwise disposed of, or until such investments become impaired.  Unquoted equities whose fair value cannot be reliably measured are carried at cost.

Interest income is recognised on available for sale investments using the effective interest rate method, calculated over the assets’ expected life.  Premiums and/or discounts arising on purchase are included in the calculation of their effective interest rate.  Dividends are recognised in other income within the Income Statement when earned.

When a decline in the fair value of an available for sale investment has been recognised directly in equity and there is objective evidence that the asset is impaired, the cumulative loss that had been recognised directly in equity shall be removed from equity and recognised in the Income Statement.  When a subsequent event causes the amount of impairment loss on an available for sale debt instrument to decrease, the impairment loss is reversed through the Income Statement.  Where the decrease in the impairment loss relates to an available for sale equity instrument, the reversal of the impairment loss is recognised directly in equity.

When available for sale investments are sold, cumulative gains or losses previously recognised in equity are recognised in other income within the Income Statement.

(K)    LOANS AND OTHER RECEIVABLES

Loans and other receivables are non-derivative financial assets with fixed and determinable payments that are not quoted in an active market.

Loans and receivables include residential, commercial, credit cards, overdrafts and other personal loans, leasing, hire purchase, leveraged leases, margin lending, structured financing, securitised loans and asset-backed conduit vehicle receivables.

Loans and other receivables are initially recognised at fair value plus transaction costs.  They are subsequently measured at amortised cost using the effective interest rate method.

Note 1(M) provides additional information with respect to loan impairment.  For more details on revenue recognition, refer to Note 1(CC) revenue recognition.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Finance lease receivables

Finance leases in which the Group is the lessor are included in loans and other receivables.  At the beginning of the lease term, the present value of the minimum lease payments receivable plus the present value of any unguaranteed residual value accruing to the lessor is recorded in the balance sheet.  Income attributable to the leases is brought to account progressively in the Income Statement over the lease term on an effective yield basis.

Structured financing

Structured financing by the Group includes participation in leveraged leases and is recorded at the amounts equal to the Group’s participation and included in loans and other receivables in the Balance Sheet.  Revenue is recognised in the Income Statement based on an effective yield basis.  Certain structured financing loans are recognised at fair value through the Income Statement rather than at amortised cost.

Securitisation

The Group periodically sells loans (principally housing loans and automobile finance receivables) to special purpose trusts that issue securities to investors.  Group entities act as manager, servicer and custodian to these trusts.  The Group also provides redraw facilities and basis and interest rate swaps to the trusts.  Securitised loans that do not qualify for de-recognition and the associated funding are included within the Bank’s loans and other receivables and bonds and notes respectively.

The Group does not stand behind the capital value or the performance of the securities or the assets of the trusts.  The Group does not guarantee the payment of interest or the repayment of principal due on the securities.  The Group is not obliged to support credit losses that may be suffered by the investors and does not intend to provide such support.

The trusts involved in the securitisation of the Bank’s assets and asset-backed conduit vehicles have been consolidated.  Accordingly, securitised loans and other assets, together with associated funding within these trusts and entities, are included within the Group’s loans and other receivables and bonds and notes respectively.

(L)    IMPAIRED FINANCIAL ASSETS

The following criteria has been used by the Group in the classification of impaired assets.

Non-performing

Loans are classified as non-performing where:

(a)              contractual payments of principal and/or interest are outside contractual terms and where the value of security is insufficient to cover repayment of principal and interest;

(b)             a specific impairment provision has been raised; and/or

(c)              there is reasonable doubt about the ultimate collectability of principal or interest within an acceptable timeframe.

Renegotiated Loans

These are loans whose terms have been renegotiated and would otherwise be classified as past due or impaired.  These loans are measured at amortised cost and interest and fees recognised as income using the effective interest rate method, whilst the customer complies with the modified terms and conditions.

Assets Acquired Through Security Enforcement

This category comprises assets where ownership has been assumed in settlement of a debt. These assets are recorded in the Balance Sheet under Available for Sale Investments and are measured in accordance with the Group’s intention for realisation of the asset.

(M)   LOAN IMPAIRMENT

The Group assesses at each balance date whether there is any objective evidence of impairment.  If there is objective evidence that impairment of an individual loan or portfolio of loans has occurred, an impairment assessment is performed and a loss recognised where appropriate.

The amount of the loss is measured as the difference between the loan’s carrying amount and the present value of the expected future cash flows (excluding future credit losses that have not been incurred), discounted at the loan’s original effective interest rate.  Short term balances are not discounted.  The unwinding of the discount from initial recognition of impairment through to recovery of the written down amount is recognised as interest income.  Loans and other receivables are presented net of provisions for loan impairment.

The Group has loan impairment losses that are assessed on both a specific and collective basis.

Specific loan provisions are recognised in situations where, following an assessment of an individual facility, there is objective evidence that a loan is impaired.  All other loans and advances that do not have an individually assessed loan provision are assessed collectively for impairment.

Collective provisions reflect the estimated amount of losses incurred on a collective basis, but which have yet to be individually identified.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(N)    PROPERTY, PLANT AND EQUIPMENT

Land and buildings were recognised at deemed cost upon transition to AIFRS, less any impairment losses and depreciation.  Deemed cost represented the fair value of land and buildings at 1 October 2004.

Land is not depreciated and buildings are depreciated on a straight line basis over their estimated useful lives of 20 to 60 years.

Plant and equipment is recognised at cost less any accumulated impairment losses and accumulated depreciation calculated on a straight line basis to write off the assets over their estimated useful lives.  The estimated useful lives of items of plant and equipment are between three and ten years and leasehold improvements are between one and ten years.

Depreciation rates for property, plant and equipment are reviewed periodically to ensure they appropriately reflect residual values and estimated useful lives.

All items of property, plant and equipment are periodically reviewed for impairment as part of the impairment testing conducted within cash generating units.

(O)   INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of the cost of an acquisition over the Group’s share in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.  Goodwill on acquisition of controlled entities is included in intangible assets in the balance sheet.

Business combinations prior to 1 October 2004

Goodwill is included on the basis of its deemed cost, which represented the amount recorded under previous GAAP.  The classification and accounting treatment of business combinations that occurred prior to 1 October 2004 were not reconsidered in preparing the Group’s opening AIFRS balance sheet at 1 October 2004.

Business combinations since 1 October 2004

All business combinations are accounted for by applying the purchase method.  Goodwill represents the excess of the cost of the acquisition over the Group’s share in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

Goodwill is stated at cost less any accumulated impairment losses.  Goodwill is allocated to cash-generating units and is tested annually for impairment.  In respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment in the associate.

Negative goodwill arising on an acquisition is recognised directly in the Income Statement.

Software

Computer software costs that are not integral to associated hardware are recognised as an intangible asset where they are identifiable, can be reliably measured and it is probable that they will lead to future economic benefits to the Group.  Certain internal and external costs directly incurred in acquiring and developing certain software have been capitalised and are being amortised over their useful lives, usually a period of three to five years.  Capitalised software is carried at cost less amortisation and any impairment losses.  Costs incurred on software maintenance are expensed as incurred.  Impairment losses on capitalised software are recognised in the Income Statement when incurred.

(P)    BANK ACCEPTANCES

All bank accepted bills (including both discounted and on-sold bills) and the associated liability for on-sold bills are recognised at amortised cost, with interest income and expense recognised using the effective yield methodology.  Fee income on bill acceptances is recognised on an effective yield basis within interest income.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(Q)   DEPOSITS AND OTHER BORROWINGS

Deposits and other borrowings comprise negotiable certificates of deposits, term deposits, saving deposits, cheque and other demand deposits, securities sold under agreements to repurchase.

Deposits and other borrowings are recognised at inception at fair value plus directly attributable transaction costs and subsequently at amortised cost.  Interest and yield related fees are recognised in the Income Statement based upon the effective yield method.

Where the Group has utilised derivative instruments to hedge deposits and other borrowings, hedge accounting policies as outlined in Note 1(I) are applied.

(R)    PAYABLES DUE TO OTHER FINANCIAL INSTITUTIONS

Payables due to other financial institutions include deposits, settlement account balances and vostro balances.  They are brought to account at inception at fair value plus directly attributable transaction costs and are subsequently measured at amortised cost using the effective interest rate method.  Interest expense is recognised using the effective interest rate method in the Income Statement.  Interest and yield related fees are taken to the Income Statement using the effective interest rate method.

(S)    EMPLOYEE BENEFITS

Wages, salaries, annual leave and non-monetary benefits

Liabilities for employee benefits for wages, salaries and annual leave that are expected to be settled within 12 months of the reporting date represent present obligations resulting from employees’ services provided to reporting date.  These liabilities are calculated at undiscounted amounts based on remuneration wage and salary rates that the Group expects to pay as at reporting date including related on-costs, such as workers compensation insurance and payroll tax.

Long service leave

The Group’s net obligation in respect of long-term service benefits, other than pension plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods.  The obligation is calculated using expected future increases in wage and salary rates including related on-costs and expected settlement dates, and is discounted using the rates attached to the Commonwealth Government bonds at the balance sheet date which have maturity dates approximating those of the Group’s obligations.

Retirement benefit obligations

The Group makes contributions to multiple superannuation funds in accordance with Superannuation Choice of Fund, including the employer sponsored fund, which has two defined benefit sections.  The defined benefit sections provide defined lump sum benefits from aged 55, based on years of service and final average salary.  The defined contribution section and fund receives fixed contributions from Group companies and the Group’s legal or constructive obligation is limited to these contributions.

Obligations for contributions to defined benefit plans are recognised as an expense in the Income Statement as incurred.

In relation to defined benefit plans, any deficiency or surplus of the plan is recognised as a liability or asset respectively.  Any deficiency or surplus is also recognised in retained earnings.

Share-based payments

The Group operates several equity settled, share-based compensation plans.  Information relating to these plans is set out in Note 33.

Where shares in the Bank are to be issued to satisfy grants, the fair value is recognised as an employee benefit expense with a corresponding increase in equity.  The fair value is measured at grant date and recognised over the period during which the employees become unconditionally entitled to the options or shares.

At each balance date, the Group revises its estimated forfeiture and recognises the impact of any changes in the Income Statement.

The fair value of options or awards (with market related performance conditions) to be satisfied by the issuance of shares has been determined using the binomial method at the grant date.  The binomial method takes into account the terms and conditions upon which the options were granted.  The fair value of awards with non-market related conditions is based on the share price on the grant date, which is discounted for the present value of dividends not received during the vesting period.

Where options or awards do not vest as a result of not achieving non-market performance hurdles, then any expense previously recognised is reversed.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits.  The Group recognises termination benefits when it is committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal, or providing termination benefits as a result of an offer made to encourage voluntary redundancy.  Benefits falling due more than 12 months after balance sheet date are discounted to present value.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(T)    PROVISION FOR DIVIDENDS

The provision for dividend relating to SAINTS is calculated on a balance of $350 million at a floating rate of interest calculated as 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.35%.  Dividends are payable quarterly in August, November, February and May each year.

The provision for dividends relating to Step-up Preference Shares is calculated on a balance of $150 million at a floating rate of interest calculated as 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.10%.  Dividends are payable quarterly in August, November, February and May each year.

The provision for dividends relating to ordinary shares is recognised in the reporting period in which the dividends are declared.

(U)    INCOME TAX

Income tax expense in the Income Statement for the year comprises current and deferred tax.  Income tax is recognised in the Income Statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.  The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.  Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due.  Where the final outcome of these matters is different from the amounts initially recorded, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Tax consolidation

The Bank and its wholly owned Australian resident entities formed a tax-consolidated group with effect from 1 October 2003 and therefore have been taxed as a single entity from that date.  The head entity within the tax-consolidated group is St.George Bank Limited.

Current tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using a group allocation approach by reference to the carrying amounts in the separate financial statements of each entity and the tax values applying under tax consolidation.

Any current tax liabilities (or assets) and deferred tax assets arising from unused tax losses of the subsidiaries are assumed by the head entity in the tax consolidated group and are recognised as amounts payable/receivable to/from other entities in the tax-consolidated group in conjunction with any tax funding arrangement amounts (refer below).  Any difference between these amounts is recognised by the Bank as an equity contribution or distribution.

The Bank recognises deferred tax assets arising from unused tax losses of the tax-consolidated group to the extent that it is probable that future taxable profits of the tax-consolidated group will be available against which the asset can be utilised.

Any subsequent period adjustments to deferred tax assets arising from unused tax losses as a result of revised assessments of the probability of recoverability are recognised by the head entity only.

Nature of tax funding arrangements and tax sharing arrangements

The head entity, in conjunction with other members of the tax-consolidated group, has entered into tax funding arrangements, which set out the funding obligations of members of the tax-consolidated group in respect of tax amounts.  The tax funding arrangements require payments to/from the head entity equal to the current tax liability/asset assumed by the head entity and any tax-loss deferred tax asset assumed by the head entity, resulting in the head entity recognising an inter-entity receivable/payable equal in amount to the tax liability/(asset) assumed.  The inter-entity payables/receivables are at call.

Contributions to fund the current tax liabilities are satisfied via a credit or debit to the member’s intercompany account with the head entity and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.

The head entity, in conjunction with other members of the tax-consolidated group, has also entered into a tax sharing agreement.  The tax sharing agreement provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations.  No amounts have been recognised in the financial statements in respect of this agreement, as payment of any amounts under the tax sharing agreement is considered remote.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(V)    BONDS AND NOTES

Bonds and notes comprise commercial paper and other fixed and floating senior debt securities issued under the Bank’s debt instrument programme, euro note programme, US commercial paper programme and other private placements.  Bonds and notes also include debt issues of consolidated trusts involved in the securitisation of the Bank’s assets.

Bonds and notes are recognised at fair value plus directly attributable transaction costs at inception.  Bonds and notes are subsequently measured at amortised cost.  Interest and yield related fees are recognised in the Income Statement based on the effective interest rate method.

Where the Group has hedged the bonds and notes with derivative instruments, hedge accounting rules are applied (refer to Note 1 (I)).

(W)  LOAN CAPITAL

Loan capital comprises preference shares and subordinated debt issued by the Group that qualifies for inclusion in regulatory capital in accordance with APRA prudential requirements.

Loan capital is recognised at fair value plus directly attributable transaction costs at inception.  Loan capital is subsequently measured at amortised cost.  Interest and yield related fees are recognised in the Income Statement based on the effective interest rate method.  Where the Group has hedged loan capital with derivative instruments, hedge accounting rules are applied (refer Note 1(I)).

(X)    LIABILITIES AT FAIR VALUE THROUGH THE INCOME STATEMENT

Liabilities at fair value through the profit and loss are described in these accounts as liabilities at fair value through the Income Statement.  The Group designates certain liabilities at fair value through the Income Statement on origination where those liabilities are managed on a fair value basis.  Changes in the fair value of liabilities through the Income Statement are reported in other income within the Income Statement.  For quoted liabilities, quoted offer prices are used to measure fair value.  Quoted mid prices are used to measure liabilities at fair value through the Income Statement where there is an offsetting risk position in a portfolio at fair value.  For non-market quoted liabilities, fair values have been determined using valuation techniques.  Interest expense on financial liabilities at fair value through the Income Statement is recognised within interest expense using the effective interest rate method.

(Y)    SHAREHOLDERS’ EQUITY

1)      Ordinary Share Capital –Issued and Paid Up

Ordinary share capital is recognised at the value of the amount paid up.  Share issue and share buy-back costs are charged against share capital.

Where a subsidiary purchases shares in the Bank as part of the Group’s equity based compensation scheme, such shares are referred to as Treasury shares and deducted from equity at cost.

2)      Preference share capital

Preference share capital is classified as equity if it is non-redeemable, any dividends are discretionary and it is redeemable only at the Group’s option.  Dividends on preference shares classified as equity are recognised as distributions within equity.  Based on this policy, the Group’s SAINTS and Step-up Preference Shares (SPS) are classified as equity.  Converting Preference Shares comprising CPS I and CPS II are classified as a liability.

Details of preference shares classified as equity are as follows:

SAINTS

On 13 August 2004, the Bank issued 3.5 million SAINTS at $100 each.  The issue netted $345 million in Tier 1 regulatory capital after issue related expenses.  Holders of these securities are entitled to a floating rate dividend which is payable at the Directors’ discretion.  The floating rate is determined each quarter by taking 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.35%.  If declared, dividends are payable in arrears on a quarterly basis.  On 20 November 2014 or any dividend payment date thereafter, subject to APRA approval, the Bank may convert the SAINTS to ordinary shares, redeem, buy-back or cancel the SAINTS for their face value or undertake a combination of these options.

SPS

On 20 June 2006, the Bank issued 1.5 million SPS at $100 each, raising $148 million in Tier 1 regulatory capital after issue related costs.  Holders of these securities are entitled to a floating rate dividend which is payable at the Directors’ discretion.  The floating rate is determined by taking 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.10%.  If declared, dividends are payable quarterly in arrears.  On 20 August 2016 or any dividend payment date thereafter, the Bank may convert the SPS into ordinary shares, or redeem, buy-back or cancel (subject to APRA approval) the SPS for their $100 face value, or undertake a combination of these options.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

3)      Reserves

i)	Depositors’ and Borrowers’ Share Redemption Reserve –The purpose of this reserve is to recognise the redemption of all Borrowers’ and Depositors’ shares.

ii)	Foreign Currency Translation Reserve – The purpose of this reserve is to recognise exchange differences arising on translation of foreign currency assets and liabilities of foreign subsidiaries.

iii)	Equity Compensation Reserve – In conjunction with the recognition of an expense for employee equity grants, a corresponding amount is recognised within the equity compensation reserve.

iv)

General Reserve for Credit Losses – In accordance with APRA’s regulatory treatment, at a minimum the difference between 0.5% of risk weighted assets and the after tax balance of the collective provision not relating to incurred loan losses, has been appropriated from retained earnings to a non-distributable general reserve for credit losses.

v)	Cash Flow Hedge Reserve – The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised within the cash flow hedge reserve.

vi)	Available For Sale Reserve – Changes in the fair value of financial instruments designated as available for sale assets are recognised within the available for sale reserve.

(Z)    LIFE INSURANCE BUSINESS

The Group conducts life insurance business through its subsidiary St.George Life Limited (SGL).  SGL is accounted for in accordance with the requirements of Accounting Standard AASB 1038: Life Insurance Contracts and AASB 139: Financial Instruments: Recognition and Measurement.  Amounts included in the results of the Group in respect of SGL represent the total life business of SGL, which includes underlying amounts that relate to both policyholders, and shareholders of the life business.

All assets are carried at fair value through the Income Statement.  Life insurance liabilities are measured as accumulated benefits to policyholders in accordance with AASB 139 and AASB 1038, which apply to investment contracts and assets backing insurance liabilities respectively.

(AA) OPERATING LEASES

Leases entered into by the Bank and Group as lessee are primarily operating leases.  The total payments made under operating leases are charged to the Income Statement on a straight line basis over the period of the lease.

(BB) OFFSETTING FINANCIAL INSTRUMENTS

Financial assets and liabilities are offset and the net amount is reported on the balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously.

(CC) REVENUE AND EXPENSE RECOGNITION

Interest income and expense

Interest income and expense are recognised in the Income Statement for all interest earning assets and interest bearing liabilities based upon the effective interest rate on the instrument.  The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments and certain acquisition expenses through the expected life of the instrument.  When calculating the effective interest rate, the Group estimates cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.  The calculation includes all fee income and expense and acquisition costs that are an integral part of the effective interest rate.

Interest income and expense on derivative instruments that are used to manage underlying assets and liabilities are recognised together with the underlying item within interest income and expense.

Fee and commission income and expense

Fee income and acquisition costs relating to loan origination are capitalised and included in the effective interest rate and recognised as interest income over the expected life of the loan.  Other fee and commission income is generally recognised when the service has been provided.

Fee expense is recognised when the service has been received.

Net trading income comprises all gains and losses from changes in the fair value of financial assets held for trading.

Net income from non-trading derivatives and financial instruments designated at fair value comprises all gains and losses from changes in the fair value of financial assets and financial liabilities designated at fair value through the Income Statement, hedge ineffectiveness recognised in the Income Statement and changes in the fair value of non-trading derivatives.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(DD) SEGMENTS

The Group is organised into four business segments, Retail Bank, Institutional and Business Banking, BankSA and Wealth Management.  The Other segment comprises hedge ineffectiveness and fair value movements in non-trading derivatives and depositary capital securities.

(EE) DERECOGNITION OF FINANCIAL INSTRUMENTS

The derecognition of a financial asset takes place when the contractual rights to the cash flows associated with the financial instrument expire or when the Group transfers the contractual rights, which is normally the case when the instrument is legally sold, or when all the cash flows attributable to the instrument are passed onto another party and the risks and rewards have substantially been transferred.  The derecognition of a financial liability takes place when the contractual obligations are discharged, cancelled or expire.

The Group enters into transactions whereby it transfers assets recognised on its balance sheet, but retains either all or a portion of the risks and rewards of the transferred assets.  If all or substantially all risks and rewards are retained, then the transferred assets are not derecognised from the balance sheet.  Transfers of assets with retention of all or substantially all risks and rewards include securities lending and repurchase transactions and certain sales of home loans by the Bank to consolidated securitisation trusts.

(FF)                COMMITMENTS TO EXTEND CREDIT, LETTERS OF CREDIT AND GUARANTEES

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, or present obligations where the transfer of economic benefit is uncertain or cannot be reliably measured.  Contingent liabilities are not recognised, but are disclosed, unless they are remote.

Financial guarantees are given to banks, financial institutions and other bodies on behalf of customers to secure loans, overdrafts and other banking facilities, and to other parties in connection with the performance of customers under obligations related to contracts, advance payments made by other parties, tenders, retentions and the payment of import duties.

Financial guarantee contracts are initially recognised at fair value.  Subsequent to initial recognition, financial guarantees are measured at the higher of the initial measurement amount, less amortisation calculated to recognise fee income earned, and the best estimate of the expenditure required to settle any financial obligation at the balance sheet date.  Any increase in the liability relating to financial guarantees is recognised in the Income Statement.

(GG) FIDUCIARY ACTIVITIES

A number of controlled entities act as Trustee and/or Manager, Administrator or Custodian for a number of superannuation funds, investment trusts, superannuation services, approved deposit funds, life insurance funds and managed client portfolios.

The assets and liabilities of these funds and trusts are not included in the Group’s balance sheet as it does not have the capacity to directly or indirectly control the funds and trusts for the Group’s benefit and does not have the risks and rewards.

Commissions and fees derived by these controlled entities in respect of these activities are included within other income in the Income Statement.

(HH)            REPURCHASE AGREEMENTS

The Group enters into repurchase transactions where it sells securities under an agreement to repurchase and reverse repurchase transactions where it purchases securities under an agreement to resell.  The securities subject to the repurchase or reverse repurchase transactions are not derecognised from the balance sheets of the respective parties, as the risks and rewards of ownership remain with the initial holder.  Repurchase and reverse repurchase transactions are conducted on a collateralised basis.  Where cash is provided as collateral, cash received from counterparties on a repurchase agreement is recorded within deposits and other borrowings and cash paid on a reverse repurchase agreement is recorded within cash and liquid assets.

(II)                      CRITICAL ACCOUNTING ESTIMATES AND SIGNIFICANT JUDGEMENTS

The preparation of the Group’s financial statements requires management to use judgement, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.  Actual results may differ from those prepared using these judgements, estimates and assumptions.  Estimates and underlying assumptions are reviewed on an ongoing basis.

An explanation of the judgements, estimates and assumptions that are significant to the Group’s financial statements is provided below.

(1) Goodwill

The Group’s accounting policy in relation to goodwill is stated in note 1(O).  Goodwill represents the difference between the cost of an acquisition and the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

Management judgement is involved in estimating the net fair value of the acquired assets, liabilities and contingent liabilities and therefore goodwill, at the time of acquisition.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Judgement is also required in the Group’s annual testing of goodwill for impairment.  An impairment will be recognised if the carrying value of the cash generating unit to which goodwill has been allocated is in excess of its recoverable amount.  The recoverable amounts of cash generating units are determined based upon “value in use” calculations, which involve the use of estimates and assumptions in relation to the cash flows and discount rates as discussed in Note 20.

Goodwill impairment testing for both 2008 and 2007 indicated that none of the Group’s goodwill is impaired.

(2) Fair value of financial instruments

Assets at fair value through the income statement are recognised at fair value and changes in their fair value are recognised in the Income Statement.  Derivative financial instruments are recognised at fair value and changes in their fair value are recognised in the Income Statement.

The Group classifies investment securities, shares in other entities and certain other investments as available for sale investments.  Available for sale investments are measured at fair value and changes in their fair value are recognised in equity in the available for sale reserve until they are sold, otherwise disposed of, or until such investments become impaired.

Fair value represents the amount for which an asset could be exchanged or a liability settled in an arms-length transaction between willing parties.  The Group uses quoted market prices as the measure of fair value.  Where quoted market prices are not available, fair values are based on valuation techniques based upon observable market data.

The estimates of fair value are subjective and involve the exercise of judgement.  Examples of the judgements involved include the selection of valuation techniques when market prices are not available, selection of discount rates and estimation of assumptions that may affect future cash flows of the asset.  Changes in assumptions used could have a material impact on the valuation.

(3) Income taxes

The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due.  Where the final outcome of these matters is different from the amounts initially recorded, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

(4) Impairment losses on loans and receivables

Methodologies and significant assumptions to determine provisions on loans and receivables are set out in Note 40.

(5) Consolidation of special purpose entities

The Group’s consolidated financial statements include all entities that are controlled by the Bank.  When assessing whether the Group controls a special purpose entity (SPE), judgement is required about risks and rewards together with the Group’s ability to make operational decisions for the SPE.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 2: INTEREST

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Interest income

Cash and liquid assets	109	52	109	52
Receivables due from other financial institutions	84	82	64	39
Assets at fair value	976	491	896	373
Loans and other receivables	9,541	7,578	7,726	5,828
Due from controlled entities	—	—	384	321
Total interest income	10,710	8,203	9,179	6,613

Interest expense

Retail funding	2,831	2,088	2,816	2,081
Other deposits	1,288	665	1,288	665
Payables due to other financial institutions	72	26	72	26
Bank acceptances	383	408	383	408
Securitisation	1,388	1,328	—	—
Loan capital	169	129	169	129
Other borrowings	2,106	1,366	2,075	1,293
Due to controlled entities	—	—	171	158
Total interest expense	8,237	6,010	6,974	4,760

NOTE 3: OTHER INCOME

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Net trading income (a)	89	103	137	71
Net trading income from controlled entities	—	—	(47)	—
Net other income from non-trading derivatives and financial instruments designated at fair value (b)	(51)	13	(42)	(38)
Net other income from non-trading derivatives and financial instruments designated at fair value - controlled entities	—	—	—	62
Dividend income - other persons	6	8	—	—
Dividend income - controlled entities	—	—	69	246
Product fees and commissions
- lending	169	151	126	111
- deposit and other accounts	253	227	228	211
- electronic banking	211	218	211	218
Managed funds fees	272	296	—	3
Net gain on sale of land and buildings	13	10	13	10
Gain from Visa Inc. IPO	77	—	77	—
Profit on disposal of shares	25	8	25	8
Profit/(loss) on disposal of controlled entity	—	3	—	(27)
Factoring and invoice discounting income	5	20	4	2
Rental income	5	6	5	6
Trust distributions	9	10	4	6
Securitisation services fee from controlled entities	—	—	41	51
Management fees from controlled entities	—	—	131	119
Profit on redemption of perpetual note	—	—	—	20
Other	49	19	47	13

Total other income	1,132	1,092	1,029	1,092

(a)	Comprises all gains and losses from changes in the fair value of financial assets and derivatives held for trading.

(b)

Comprises all gains and losses from changes in the fair value of financial assets and financial liabilities designated at fair value through the Income Statement, the impact of hedge ineffectiveness recognised in the Income Statement and changes in the fair value of non-trading derivatives.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 4: BAD AND DOUBTFUL DEBTS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Charge to collective provision for credit losses	79	23	74	19
Charge to specific provision for credit losses	212	155	190	134
Charge to specific provision for credit losses - controlled entities	—	—	—	5
	291	178	264	158

Refer to Note 16 for further details.

NOTE 5: OPERATING EXPENSES

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Employment expenses
Salaries and wages	648	652	597	591
Contractor fees	17	7	11	—
Superannuation contributions	69	60	64	55
Fringe benefits tax	3	7	3	6
Payroll tax	43	42	40	38
Share based compensation	14	12	14	12
Other	74	28	71	27
	868	808	800	729
Non-salary technology expenses
Depreciation of computer equipment	33	35	28	31
Amortisation of intangible assets	39	31	33	24
Rental expense on operating leases	1	4	1	4
Other	72	71	70	69
	145	141	132	128
Occupancy expenses
Depreciation of furniture, fittings and leasehold improvements	30	26	29	25
Rentals on operating leases	92	86	76	71
Rentals on operating leases payable to controlled entities	—	—	16	13
Other	43	42	37	37
	165	154	158	146
Administration and other
Advertising and public relations	51	59	46	53
Consultants	34	28	26	16
Fees and commissions	36	32	46	29
Fees and commissions payable to controlled entities	—	—	9	13
Postage	19	20	19	20
Printing and stationery	34	36	29	30
Subscription and levies	11	10	9	10
Telephone	9	10	7	9
Write-down of investment in controlled entities	—	—	—	29
Other	81	92	77	89
	275	287	268	298

Total operating expenses	1,453	1,390	1,358	1,301

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 6: INCOME TAX EXPENSE

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

a) Income tax expense

Current tax expense
Current year	695	588	613	464
Adjustments for prior years	(6)	(1)	(3)	(3)

Deferred tax expense
Origination and reversal of temporary differences	(33)	(62)	(29)	(69)

Total income tax expense in income statements	656	525	581	392

b) Reconciliation of income tax expense to prima facie tax payable

Profit before tax	1,862	1,717	1,612	1,486

Prima facie income tax calculated at 30% of profit before tax (2007: 30%)	559	515	484	446

Increase in income tax expense due to:
Share based payments expense	3	4	3	4
Preference share dividends classified as interest expense	12	10	12	4
Non-deductible interest expense	—	—	—	8
Current and deferred tax transactions of wholly-owned subsidiaries in the tax consolidated group	—	—	—	27
Loss on wind up of subsidiaries	—	—	—	9
Non-deductible expenditure - depositary capital securities	117	6	117	6
Other	3	3	1	3

Decrease in income tax expense due to:
Non-assessable income	(3)	(2)	(3)	(2)
Deduction allowable on shares issued to employees	(2)	(2)	(2)	(2)
Net difference between accounting and assessable profit on sale of assets	—	(4)	—	(7)
Rebatable dividends	(2)	(2)	(21)	(74)
Recovery in accordance with tax funding agreements	—	—	—	(27)
Recognition of capital gains tax losses	(4)	—	(4)	—
Recognition of tax losses	(10)	—	—	—
Tax consolidation benefit	(8)	—	—	—
Overprovision for income tax in prior year	(6)	(1)	(3)	(3)
Other	(3)	(2)	(3)	—

Total income tax expense	656	525	581	392

(c) Amounts recognised directly in equity

Net deferred tax - (credited)/debited directly to equity
Cash flow hedges	(76)	16	(79)	21
Available for sale investments	(12)	—	(2)	—
Defined benefit plan	(2)	1	(2)	1
	(90)	17	(83)	22
(d) Tax losses

Unused tax losses for which no tax benefit has been recognised	—	52	—	21

Potential tax benefit at 30%	—	16	—	6

There was no potential asset attributable to tax losses carried forward (2007: $16 million) that has not been brought to account in the Group.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 7: SIGNIFICANT ITEMS

In accordance with Accounting Standard AASB 101, items of income and expense that are material by quantum or nature are disclosed separately to assist in understanding the financial performance of the Group.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Non interest income
Non interest income before significant item	1,055	1,092	952	1,092
Significant item
(i) Gain from Visa Inc. shareholding	77	—	77	—
Total non interest income	1,132	1,092	1,029	1,092

Operating expenses
Operating expenses before significant items	1,386	1,390	1,291	1,301
Significant items
(ii) Restructure costs	43	—	43	—
(iii) Merger related costs	24	—	24	—
	67	—	67	—
Total operating expenses	1,453	1,390	1,358	1,301

Income tax
Income tax expense before significant items	536	525	461	392
Significant items
(i) Income tax expense on gain on Visa Inc. shareholding	23	—	23	—
(ii) Income tax benefit on restructure costs	(13)	—	(13)	—
(iii) Income tax benefit on merger related costs	(7)	—	(7)	—
(iv) Income tax expense on depositary capital securities	117	—	117	—
	120	—	120	—
Total income tax expense	656	525	581	392

Summary of significant items
Total pre-tax gain from significant items	10	—	10	—
Less: total tax expense attributable to significant items	(120)	—	(120)	—
Net impact from significant items	(110)	—	(110)	—

2008 Year

(i)	In March 2008, the Bank recognised a gain of $77 million ($54 million after tax) following the receipt of 1,901,719 shares in Visa Inc. as part of Visa’s initial public offering (IPO).

The gain represents the sale of 56.19% or 1,068,491 shares into the IPO and the fair value of 833,228 shares that were classified as an Available for Sale Investment in the Balance Sheet. The fair value reflects the applicable restrictions on the remaining shares held.

(ii)

Restructuring costs totalling $43 million ($30 million after tax) have been recognised. These restructure costs primarily represent staff redundancy costs relating to the restructuring of certain back-office business processes and consolidation of sites.

(iii)	As part of the proposed merger with Westpac, the Bank has incurred a number of non-recurring merger related expenses.

(iv)

In April 2008, the Federal Court held that the interest payments for the years 1998 to 2003 made by the Bank on subordinated debentures issued as part of the depositary capital securities transaction completed in June 1997, were not deductible for income tax purposes.

2007 Year

There were no significant items during the year.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 8: DIVIDENDS PROVIDED FOR OR PAID

				Date of	Franking	Percentage
Type	Cents per share	Consolidated	Bank	payment	rate	franked
		$M	$M		%	%

2008
Interim 2008 - ordinary shares	88.0	494	494	02-Jul-08	30	100
Final 2007 - ordinary shares	86.0	459	459	18-Dec-07	30	100
Subordinated adjustable income non-refundable tier 1 securities (1)		3	3	20-Nov-07	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	20-Feb-08	30	100
Subordinated adjustable income non-refundable tier 1 securities		6	6	20-May-08	30	100
Subordinated adjustable income non-refundable tier 1 securities		6	6	20-Aug-08	30	100
Subordinated adjustable income non-refundable tier 1 securities (2)		2	2	20-Nov-08	30	100
Step-up preference shares (3)		1	1	20-Nov-07	30	100
Step-up preference shares		2	2	20-Feb-08	30	100
Step-up preference shares		2	2	20-May-08	30	100
Step-up preference shares		3	3	20-Aug-08	30	100
Step-up preference shares (4)		1	1	20-Nov-08	30	100
		984	984
2007 (unaudited)
Interim 2007 - ordinary shares	82.0	435	435	03-Jul-07	30	100
Final 2006 - ordinary shares	77.0	406	406	19-Dec-06	30	100
Subordinated adjustable income non-refundable tier 1 securities (5)		3	3	20-Nov-06	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	20-Feb-07	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	21-May-07	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	20-Aug-07	30	100
Subordinated adjustable income non-refundable tier 1 securities (1)		1	1	20-Nov-07	30	100
Step-up preference shares (6)		1	1	20-Nov-06	30	100
Step-up preference shares		2	2	20-Feb-07	30	100
Step-up preference shares		2	2	21-May-07	30	100
Step-up preference shares		2	2	20-Aug-07	30	100
Step-up preference shares (3)		1	1	20-Nov-07	30	100
		868	868

(1)	A total dividend of $4 million was paid of which $3 million relates to the 2008 financial year and $1 million related to the 2007 financial year.

(2)	A total dividend of $5 million will be payable on 20 November 2008 of which $2 million relates to the 2008 financial year.

(3)	A total dividend of $2 million was paid on 20 November 2007 of which $1 million relates to the 2008 financial year.

(4)	A total dividend of $2 million will be payable on 20 November 2008 of which $1 million relates to the 2008 financial year.

(5)	A total dividend of $5 million was paid of which $3 million related to the 2007 financial year and $2 million related to the 2006 financial year.

(6)	A total dividend of $2 million was paid of which $1 million related to the 2007 financial year and $1 million related to the 2006 financial year.

Dividend franking account

It is anticipated that the balance of the consolidated franking account will be $1,006 million (30 September 2007: $767 million) after adjusting for:

(i)	franking credits that will arise from the payment of income tax payable as at the end of the year;

(ii)	franking debits that will arise from the payment of dividends recognised as a liability;

(iii)	franking credits that will arise from the receipt of dividends recognised as receivables at the reporting date; and

(iv)	franking credits that the Group may be prevented from distributing in the subsequent year.

After also allowing for the 30 September 2008 final and special ordinary dividends, the consolidated franking account will be $703 million (30 September 2007: $571 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 9: EARNINGS PER SHARE

	CONSOLIDATED
	2008	2007 (unaudited)

Basic earnings per ordinary share (cents)	210.6	219.5

Diluted earnings per ordinary share (cents)	209.2	217.8

Basic weighted average number of ordinary shares

Issued shares at 1 October	532,231,095	526,247,360
Effect of shares issued in July 2008	1,358,568	—
Effect of shares issued in December 2007	1,734,279	—
Effect of shares issued in July 2007	—	463,345
Effect of shares issued in December 2006	—	1,826,254
Effect of shares issued under Employee Share Plans	814,117	1,282,511
Effect of shares issued on conversion of Perpetual Notes	—	97,078
Effect of shares issued from share purchase plan	1,962,058	—
Effect of shares issued from private placement	19,250,103	—
Weighted average number of ordinary shares at 30 September	557,350,220	529,916,548

Profit attributable to ordinary shareholders (basic) $M	1,205	1,190
Less: preference share distributions
SAINTS	22	19
SPS	9	8
Profit used in calculating basic earnings per share	1,174	1,163

Diluted weighted average number of ordinary shares

Basic weighted average number of ordinary shares at 30 September	557,350,220	529,916,548
Effect of SAINTS on issue	11,898,388	10,143,384
Effect of SPS on issue	5,099,309	4,347,165
Effect of CPS I on issue	10,881,101	7,380,255
Effect of CPS II on issue	10,172,160	—
Effect of share options on issue	105,751	444,220
Diluted weighted average number of ordinary shares at 30 September	595,506,929	552,231,572

Profit attributable to ordinary shareholders (diluted) $M	1,174	1,163
Add: preference share distributions
Dividends on SAINTS	22	19
Dividends on SPS	9	8
Interest on CPS I	20	13
Interest on CPS II	21	—
Profit used in calculating diluted earnings per share	1,246	1,203

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 10: CASH AND LIQUID ASSETS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Notes, coins and cash at banks	219	246	219	246
Money at call	1	69	1	69
Bills receivable and remittances in transit	27	16	27	16
Clearing house balance	466	20	466	20
Securities purchased under agreements to resell	1,959	1,730	1,959	1,730

	2,672	2,081	2,672	2,081

The Group and Bank hold $1,959 million (2007: $1,730 million) of collateral from counterparties in relation to securities purchased under agreements to resell.

NOTE 11: RECEIVABLES DUE FROM OTHER FINANCIAL INSTITUTIONS

	Consolidated
	2008	2007 (unaudited)
	$M	$M

Maturity analysis based on remaining term to maturity at 30 September

At call	125	900
Less than 3 months	99	—
Between 1 year and 5 years	81	344

	305	1,244

Included within receivables due from other financial institutions are amounts for the Group and Bank of $81 million (2007: $344 million) which are lodged with counterparties as collateral in relation to market valuation movements on counterparty transactions.

NOTE 12: ASSETS AT FAIR VALUE THROUGH THE INCOME STATEMENT

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Government and semi-government securities	2,131	1,441	2,131	1,441
Bills of exchange - bank accepted/endorsed	1,995	983	1,995	958
Negotiable certificates of deposit	10,180	6,218	10,180	6,218
Other marketable securities	1,299	2,697	733	2,316
Other marketable securities - controlled entities	—	—	637	517
	15,605	11,339	15,676	11,450

Assets at fair value through the income statement include assets sold under repurchase agreements, whose related liability is disclosed in Note 22: Deposits and Other Borrowings.  The Group and Bank have $4,297 million (2007: $2,254 million) of assets at fair value through the income statement, which are provided as security in relation to the liability on these repurchase agreements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 13: AVAILABLE FOR SALE INVESTMENTS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Unlisted equity securities	1	1	1	1
Listed equity securities	20	—	20	—
Mortgage backed securities	1,464	384	1,219	—
Mortgage backed securities - controlled entities	—	—	117	—
Debt securities	1,278	500	853	—
Other securities	47	44	—	—
	2,810	929	2,210	1

Maturity analysis based on remaining term to maturity at 30 September

Less than 3 months	3	85
Between 3 months and 12 months	466	175
Between 1 year and 5 years	1,589	271
After 5 years	687	353
Non-maturing	65	45
	2,810	929

Available for sale investments include assets sold under repurchase agreements, whose related liability is disclosed in Note 22: Deposits and Other Borrowings.  The Group and Bank have $1,062 million (2007: $Nil) of available for sale investments, which are provided as security in relation to the liability on these repurchase agreements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 14: LOANS AND OTHER RECEIVABLES

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Housing loans - amortised cost (1)	75,546	69,230	61,460	50,537
Commercial loans - amortised cost (2)	12,078	10,314	10,877	9,434
Personal loans - amortised cost (1)	5,019	5,624	3,579	4,520
Credit card receivables - amortised cost	1,720	1,512	1,720	1,512
Lease and commercial hire purchase - amortised cost (1)	3,621	2,906	9	57
Structured investments - amortised cost	68	75	68	75
Structured investments - fair value through Income Statement	—	507	—	—
Other - amortised cost	83	41	83	41
	98,135	90,209	77,796	66,176
Less: provisions for impairment (refer Note 16)
Specific provision for doubtful debts	44	34	37	28
Collective provision for doubtful debts	370	291	344	270

Net loans and other receivables	97,721	89,884	77,415	65,878

Maturity analysis based on remaining term to maturity at 30 September

Less than 3 months	32,690	31,668
Between 3 months and 12 months	2,622	2,714
Between 1 year and 5 years	8,284	7,242
After 5 years	54,495	48,551
	98,091	90,175

(1)	Includes securitised loans.

(2)	Includes loans in asset backed conduit entities.

The Group has sold housing loans, personal loans, hire purchase loans and lease receivables to special purpose securitisation trusts that issue securities to investors.  These loans are normally derecognised from the Bank’s balance sheet upon sale to the securitisation trust, with the trust in turn consolidated into the Group’s results and financial position.

The Group has transferred certain housing loans to these securitisation trusts, but has retained substantially all of the credit and interest rate risk associated with these transferred loans.  Accordingly, the Bank continues to recognise $1,034 million of transferred housing loans within loans and other receivables at 30 September 2008 (30 September 2007: $Nil) and $1,051 million of associated liabilities (30 September 2007: $Nil).

Securitisation trusts have been consolidated and the securitised loans and associated external funding are included within the Group’s loans and other receivables and bonds and notes respectively.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 15: BANK ACCEPTANCES

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Gross bank acceptances	22,264	16,343	22,264	16,343
Less: Specific provision for doubtful debts	1	—	1	—
Net bank acceptances	22,263	16,343	22,263	16,343

NOTE 16: PROVISIONS FOR IMPAIRMENT

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Collective provision
Opening balance	291	268	270	251
Net charge for the year	79	23	74	19
Closing balance	370	291	344	270

Specific provision
Opening balance	34	31	28	31
Net charge for the year	212	155	190	139
Recoveries	28	20	24	17
Bad debt write-offs	(229)	(172)	(204)	(159)
Closing balance	45	34	38	28

Individually assessed provisions are raised where there is objective evidence of impairment and full recovery of principal is considered doubtful.

The provisions are established primarily based on estimates of the realisable (fair) value of security taken and are measured as the difference between the asset’s carrying amount and the present value of the expected future cash flows, discounted at the financial asset’s original effective interest rate.  Short term balances are not discounted.

All loans and advances that do not have an individually assessed provision are assessed collectively for impairment.  The collective provision is maintained to reduce the carrying amount of portfolios of similar loans and advances to their estimated recoverable amounts at the balance sheet date.  The evaluation process is subject to a series of estimates and judgements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 17: CONCENTRATION OF CREDIT RISK

Concentrations of credit risk arise when a number of counterparties operate in the same industry or geographical sectors and have similar economic characteristics so that their ability to meet contractual obligations is similarly affected by economic, political or other conditions.

The Group monitors concentrations of credit risk by industry sector, single large exposure policies and product exposure levels.  An analysis of concentrations of credit risk, prior to considering collateral held or other credit enhancements, by industry sector at reporting date is shown in the following tables.

	Consolidated
	Assets at fair					Credit
	value through		Available for	Loans and		commitments
	the income	Derivative	sale	other	Bank	and contingent
	statement	assets	investments	receivables	acceptances	liabilities(1)	Total
	$M	$M	$M	$M	$M	$M	$M

2008

Agriculture, forestry and fishing	—	5	—	988	439	228	1,660
Financial, investment and insurance	13,287	3,190	2,274	403	705	441	20,300
Government and public authorities	2,156	3	—	38	5	5	2,207
Lease finance	—	—	—	1,436	—	23	1,459
Personal	—	—	—	5,162	—	3,180	8,342
Manufacturing	—	155	—	763	1,050	265	2,233
Mining	1	15	—	180	78	34	308
Real estate - construction	—	—	—	1,654	1,326	758	3,738
Real estate - mortgage	8	—	—	75,291	—	13,929	89,228
Other commercial and industrial	21	21	471	12,220	18,661	8,723	40,117
Total	15,473	3,389	2,745	98,135	22,264	27,586	169,592

Other risk concentrations
Receivables due from other financial institutions							305

Total gross credit risk(2)							169,897

2007 (unaudited)

Agriculture, forestry and fishing	—	—	—	962	378	201	1,541
Financial, investment and insurance	9,632	1,224	312	310	511	268	12,257
Government and public authorities	1,405	8	—	29	3	9	1,454
Lease finance	—	—	—	1,112	—	21	1,133
Personal	—	—	—	5,900	—	3,864	9,764
Manufacturing	1	17	—	707	835	192	1,752
Mining	23	—	—	74	12	12	121
Real estate - construction	13	—	—	1,575	911	580	3,079
Real estate - mortgage	—	—	—	70,370	—	13,320	83,690
Other commercial and industrial	50	22	572	9,170	13,693	5,061	28,568
Total	11,124	1,271	884	90,209	16,343	23,528	143,359

Other risk concentrations
Receivables due from other financial institutions							1,244

Total gross credit risk(2)							144,603

(1)	Represents the face value of credit commitments and contingent liabilities.

(2)	Prior to considering collateral held or other credit enhancements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 17: CONCENTRATION OF CREDIT RISK (CONTINUED)

	Bank
	Assets at fair					Credit
	value through		Available for	Loans and		commitments
	the income	Derivative	sale	other	Bank	and contingent
	statement	assets	investments	receivables	acceptances	liabilities(1)	Total
	$M	$M	$M	$M	$M	$M	$M

2008

Agriculture, forestry and fishing	—	5	—	841	439	228	1,513
Financial, investment and insurance	13,545	2,812	2,189	295	705	2,136	21,682
Government and public authorities	2,131	—	—	3	5	5	2,144
Lease finance	—	—	—	1	—	—	1
Personal	—	—	—	5,162	—	3,180	8,342
Manufacturing	—	155	—	387	1,050	265	1,857
Mining	—	15	—	51	78	34	178
Real estate - construction	—	—	—	1,105	1,326	758	3,189
Real estate - mortgage	—	—	—	61,460	—	12,764	74,224
Other commercial and industrial	—	23	—	8,491	18,661	8,688	35,863
Total	15,676	3,010	2,189	77,796	22,264	28,058	148,993

Other risk concentrations
Receivables due from other financial institutions							185

Total gross credit risk(2)							149,178

2007 (unaudited)

Agriculture, forestry and fishing	—	—	—	817	378	201	1,396
Financial, investment and insurance	10,030	1,107	—	276	511	2,054	13,978
Government and public authorities	1,366	8	—	3	3	9	1,389
Lease finance	—	—	—	—	—	—	—
Personal	—	—	—	5,912	—	3,864	9,776
Manufacturing	—	17	—	336	835	192	1,380
Mining	—	—	—	12	12	12	36
Real estate - construction	—	—	—	1,140	911	580	2,631
Real estate - mortgage	—	—	—	50,285	—	12,003	62,288
Other commercial and industrial	54	22	—	7,395	13,693	4,999	26,163
Total	11,450	1,154	—	66,176	16,343	23,914	119,037

Other risk concentrations
Receivables due from other financial institutions							625

Total gross credit risk(2)							119,662

(1)	Represents the face value of credit commitments and contingent liabilities.

(2)	Prior to considering collateral held or other credit enhancements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 18: INVESTMENTS IN CONTROLLED ENTITIES

	Bank
	2008	2007 (unaudited)
	$M	$M

Investment in controlled entities at cost	1,667	2,425

The controlled entities of the Bank are:

		Percentage of
		Shares Held
	NOTE	2008	2007 (unaudited)

Advance Asset Management Limited		100	100
Advance Leasing Limited		100	100
Armour Securitisation Pty Limited	(c)	—	—
Ascalon Funds Seed Pool Trust	(c)	—	—
Asgard Capital Management Limited		100	100
Asgard Wealth Solutions Limited		100	100
Assirt Software Pty Limited		100	100
Buchelin Pty Limited		100	100
Canberra Advance Property Limited		100	100
Crusade CP Management Pty Limited		100	100
Crusade CP No.1 Pty Limited	(c)	—	—
Crusade Management Limited		100	100
Danaby Pty Limited		100	100
Dragon Investment Services Limited		100	100
Dysty Pty Limited		100	100
Hitton Pty Limited		100	100
Nationwide Management Pty Limited		100	100
Pact Accountants Investment Group Pty Limited		100	100
Securitor Financial Group Limited		100	100
St.George APL Pty Limited		100	100
St.George Bank Employee Share Trust	(c)	—	—
St.George Business Finance Pty Limited		100	100
St.George Commercial Credit Corporation Limited		100	100
St.George Crusade Investment Pty Limited		100	100
St.George Custodial Pty Limited		100	100
St.George Dragon Investment Pty Limited		100	100
St.George Equity Finance Limited		100	100
St.George Finance Holdings Limited		100	100
St.George Finance Limited		100	100
St.George Financial Investments 1 Pty Limited		100	100
St.George Financial Investments New Zealand Limited	(a)	100	100
St.George Financial Services Limited		100	100
St.George Funding Company LLC	(a),(b)	—	100
St.George Group Holdings Pty Limited		100	100
St.George Insurance Australia Pty Limited		100	100
St.George Life Limited		100	100
St.George Management Services Pty Limited		100	100
St.George Motor Finance Limited		75	75
St.George New Zealand Limited	(a)	100	100
St.George (Note Issuing Vehicle Only) Pty Limited		100	100
St.George Procurement Management Pty Limited		100	100
St.George Pte Limited	(a),(d)	100	100
St.George Security and Custody Pty Limited	(b)	—	100
St.George Security Holdings Pty Limited	(e)	100	—
St.George Wealth Management Pty Limited		100	100
St.George WEL Limited		100	100
Value Nominees Pty Limited		100	100
Votraint No.1182 Pty Limited		100	100
VS & L Insurance Agency Pty Limited		100	100
VS & L Services Pty Limited		100	100

(a)

St.George Funding Company LLC was a Delaware limited liability company and carried on business in the USA. St.George Pte Limited is incorporated in Singapore. St.George Financial Investments New Zealand Limited and St.George New Zealand Limited (formerly St.George Bank New Zealand Limited) are incorporated in and carry on business in New Zealand. All other controlled entities are incorporated in Australia.

(b)	These companies were deregistered during the year.

(c)	Control without ownership.

(d)	This company is currently in voluntary liquidation.

(e)	This company was incorporated on 25 October 2007.

When assessing whether the Group controls a special purpose entity, judgement is required about risks and rewards together with the Group’s ability to make operational decisions for the special purpose entity.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 19: PROPERTY, PLANT AND EQUIPMENT

	Consolidated					Bank
			Furniture, fittings	Leasehold				Furniture, fittings	Leasehold
	Land	Buildings	and equipment	improvements	Total	Land	Buildings	and equipment	improvements	Total
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Balance at 30 September 2006 (unaudited)
Cost (gross carrying amount)	69	167	649	13	898	67	158	577	13	815
Accumulated depreciation	—	(29)	(526)	(9)	(564)	—	(26)	(464)	(9)	(499)
Net carrying amount	69	138	123	4	334	67	132	113	4	316

Year ended 30 September 2007 (unaudited)
Opening balance (1)	69	138	123	4	334	67	132	113	4	316
Acquisitions during the year	—	10	78	3	91	—	10	73	3	86
Disposals during the year	(6)	(13)	—	—	(19)	(6)	(13)	—	—	(19)
Depreciation expense for the year	—	(4)	(55)	(2)	(61)	—	(4)	(50)	(2)	(56)
Closing balance (1)	63	131	146	5	345	61	125	136	5	327

Balance at 30 September 2007 (unaudited)
Cost (gross carrying amount)	63	164	713	16	956	61	155	639	16	871
Accumulated depreciation	—	(33)	(567)	(11)	(611)	—	(30)	(503)	(11)	(544)
Net carrying amount	63	131	146	5	345	61	125	136	5	327

Year ended 30 September 2008
Opening balance (1)	63	131	146	5	345	61	125	136	5	327
Acquisitions during the year	—	—	80	3	83	—	—	73	3	76
Disposals during the year	(11)	(20)	(3)	—	(34)	(11)	(20)	(3)	—	(34)
Depreciation expense for the year	—	(3)	(58)	(2)	(63)	—	(3)	(52)	(2)	(57)
Closing balance (1)	52	108	165	6	331	50	102	154	6	312

Balance at 30 September 2008
Cost (gross carrying amount)	52	138	739	19	948	50	129	660	19	858
Accumulated depreciation	—	(30)	(574)	(13)	(617)	—	(27)	(506)	(13)	(546)
Net carrying amount	52	108	165	6	331	50	102	154	6	312

(1) Net of accumulated depreciation.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 20: INTANGIBLE ASSETS

	Consolidated			Bank
	Goodwill	Computer software	Total	Goodwill	Computer software	Total
	$M	$M	$M	$M	$M	$M

Balance at 30 September 2006 (unaudited)
Cost (gross carrying amount)	1,953	365	2,318	1,292	304	1,596
Accumulated amortisation and impairment	(766)	(261)	(1,027)	(504)	(219)	(723)
Net carrying amount	1,187	104	1,291	788	85	873

Year ended 30 September 2007 (unaudited)
Opening balance (1)	1,187	104	1,291	788	85	873
Acquisitions - internally developed	—	42	42	—	35	35
Other acquisitions	—	22	22	—	19	19
Disposal on sale	(1)	—	(1)	—	—	—
Amortisation (2)	—	(31)	(31)	—	(24)	(24)
Closing balance (1)	1,186	137	1,323	788	115	903

Balance at 30 September 2007 (unaudited)
Cost (gross carrying amount)	1,937	424	2,361	1,292	355	1,647
Accumulated amortisation and impairment	(751)	(287)	(1,038)	(504)	(240)	(744)
Net carrying amount	1,186	137	1,323	788	115	903

Year ended 30 September 2008
Opening balance (1)	1,186	137	1,323	788	115	903
Acquisitions - internally developed	—	59	59	—	51	51
Other acquisitions	—	35	35	—	31	31
Disposal on sale	—	—	—	—	—	—
Amortisation (2)	—	(39)	(39)	—	(33)	(33)
Closing balance (1)	1,186	192	1,378	788	164	952

Balance at 30 September 2008
Cost (gross carrying amount)	1,937	508	2,445	1,292	428	1,720
Accumulated amortisation and impairment	(751)	(316)	(1,067)	(504)	(264)	(768)
Net carrying amount	1,186	192	1,378	788	164	952

(1) Net of accumulated amortisation.

(2) The amortisation of computer software is included within operating expenses in the Income Statement.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

IMPAIRMENT TESTS FOR GOODWILL

Cash Generating Units

Cash generating units have been combined at the segment level for the purposes of impairment testing. The carrying amount of goodwill has been allocated to operating segments as follows:

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M
BankSA	278	278	239	239
Retail Bank	460	460	393	393
Institutional and Business Banking	179	179	115	115
Wealth Management	269	269	41	41
Total	1,186	1,186	788	788

During the years ended 30 September 2008 and 30 September 2007, the Group determined that there was no impairment of goodwill.

The recoverable amounts for the CGUs have been determined based upon “value in use” calculations. These calculations use cash flow projections based upon financial budgets approved by senior management covering a three year period and are based upon key assumptions in relation to net interest income and fee income. Cash flows beyond the budgeted period have been extrapolated using a medium term GDP growth rate of 3.2%, which is reflective of management’s expectations of growth in lending volumes and funds under management where applicable. The discount rates applied to projected cash flows are between 11% to 16%.

The Group has determined that the “value in use” calculations are most sensitive to changes in the assumptions identified above. Sensitivity analysis of these assumptions has been completed to determine whether changes in estimates would materially affect the carrying value of goodwill allocated to each CGU. This analysis has indicated that no material impairment issue is expected to arise from reasonably foreseeable changes in the key assumptions.

NOTE 21: DEFERRED TAX ASSETS/LIABILITIES

The tax assets have been applied against deferred tax liabilities to the extent they are expected to be realised in the same period, within the same tax paying entity.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M
Deferred tax assets
Loans and other receivables	19	6	11	—
Other provisions	44	57	41	52
Property, plant and equipment	6	8	5	7
Provisions for impairment	125	97	115	90
Sundry creditors and accruals	28	14	25	12
Other	22	33	18	27
Total deferred income tax assets	244	215	215	188

Deferred tax liabilities
Financial instruments	(95)	(7)	(100)	(8)
Loans and other receivables	93	85	59	60
Property, plant and equipment	41	42	42	39
Other	(10)	3	3	(2)
Total deferred income tax liabilities	29	123	4	89

Net deferred income tax assets	215	92	211	99

Deferred tax recognised directly in equity
Cash flow hedges	(51)	25	(51)	28
Available for sale investments	(12)	—	(2)	—
Defined benefit plan	(2)	—	(2)	—
	(65)	25	(55)	28

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 22: DEPOSITS AND OTHER BORROWINGS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Certificates of deposit	26,512	19,075	26,512	19,075
Term and other deposits	57,442	48,317	57,442	48,317
Term and other deposits with controlled entities	—	—	1,080	665
Securities sold under agreements to repurchase	5,128	2,210	5,128	2,210
Other borrowings	1,119	1,201	51	209
	90,201	70,803	90,213	70,476

Maturity based on remaining term to maturity at 30 September

At call	41,996	37,429
Less than 3 months	17,184	14,667
Between 3 months and 12 months	26,677	15,164
Between 1 year and 5 years	4,342	3,526
After 5 years	2	17
	90,201	70,803

NOTE 23: PAYABLES DUE TO OTHER FINANCIAL INSTITUTIONS

Maturity based on remaining term to maturity at 30 September

At call	988	982
Less than 3 months	26	3
Between 3 months and 12 months	1	—
Between 1 year and 5 years	771	28
	1,786	1,013

Included in payables due to other financial institutions are amounts lodged with the Group and Bank of $771 million (2007: $28 million) as collateral in relation to market valuation movements on counterparty transactions.

NOTE 24: OTHER PROVISIONS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Provision for annual leave	53	52	49	48
Provision for long service leave	61	57	57	54
Provision for restructuring costs	24	5	24	5
Other	2	2	1	1
	140	116	131	108

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 25: BONDS AND NOTES

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Commercial paper by currency of denomination
AUD euro commercial paper	469	345	469	345
CAD euro commercial paper	23	—	23	—
CHF euro commercial paper	104	26	104	26
EUR euro commercial paper	3,055	1,455	3,055	1,455
GBP euro commercial paper	1,443	1,004	1,443	1,004
HKD euro commercial paper	302	348	302	348
JPY euro commercial paper	307	992	307	992
NZD euro commercial paper	82	99	82	99
SGD euro commercial paper	13	96	13	96
USD euro commercial paper	1,931	1,762	1,931	1,762
USD US commercial paper	1,945	1,179	1,945	1,179
	9,674	7,306	9,674	7,306

Medium Term Debt by currency of denomination

AUD medium term debt	6,718	7,425	—	126
CAD medium term debt	12	184	12	184
CHF medium term debt	337	97	337	97
EUR medium term debt	13,033	11,013	7,892	6,363
GBP medium term debt	945	1,325	945	1,325
HKD medium term debt	445	542	445	542
JPY medium term debt	533	140	533	140
NZD medium term debt	172	150	172	150
SGD medium term debt	43	—	43	—
USD medium term debt	5,848	6,789	1,107	791
	28,086	27,665	11,486	9,718

Total Bonds and Notes	37,760	34,971	21,160	17,024

Maturity analysis based on remaining term to maturity at 30 September

At call	491	2,630
Less than 3 months	9,442	4,373
Between 3 months and 12 months	7,447	6,918
Between 1 year and 5 years	18,022	17,771
After 5 years	2,358	3,279
	37,760	34,971

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 26: LOAN CAPITAL

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Tier 1 Capital
Converting Preference Shares (CPS I)	323	322	323	322
Converting Preference Shares (CPS II)	396	—	396	—
	719	322	719	322
Tier 2 Capital
AUD 100m fixed rate notes due 2013 with first call in 2008	—	102	—	102
AUD 150m floating rate notes due 2013 with first call in 2008	—	151	—	151
EUR 250m floating rate notes due 2015 with first call in 2010	445	403	445	403
AUD 225m fixed rate notes due 2016 with first call in 2011	226	226	226	226
AUD 75m floating rate notes due 2016 with first call in 2011	76	76	76	76
AUD 200m floating rate notes due 2017 with first call in 2012	200	200	200	200
CAD 250m fixed rate notes due 2017 with first call in 2012	300	289	300	289
AUD 125m floating rate notes due 2018 with first call in 2013	127	—	127	—
AUD 625m fixed rate notes due 2018 with first call in 2013	647	—	647	—
USD 400m fixed rate notes due 2015	505	462	505	462
	2,526	1,909	2,526	1,909

Total Loan Capital	3,245	2,231	3,245	2,231

Maturity analysis based on remaining term to maturity at 30 September

At call	43	18
Between 3 months and 12 months	—	247
Between 1 year and 5 years	2,745	1,493
After 5 years	457	473
	3,245	2,231

NOTE 27: BILLS PAYABLE AND OTHER LIABILITIES

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Bills payable	425	224	425	224
Sundry creditors and accruals	465	544	315	410
	890	768	740	634

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 28: SHARE CAPITAL

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Fully paid ordinary shares (a)	5,133	4,051	5,133	4,051
Treasury shares (a)	(10)	(10)	—	—
3,500,000 fully paid SAINTS (2007: 3,500,000)	345	345	345	345
1,500,000 Step-up preference shares (2007: 1,500,000)	148	148	148	148
General reserve	15	15	15	15
	5,631	4,549	5,641	4,559

	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	No. of shares	No. of shares

Issued and uncalled capital
Borrowers’ shares unpaid	—	—	2,213	2,765
Depositors’ shares unpaid	—	—	193,654	206,947

(a) Movements in ordinary share capital
Opening balance	4,041	3,868	532,231,095	526,247,360
Perpetual note conversion	—	14	—	407,280
Issue of shares pursuant to share purchase plan	85	—	3,452,467	—
Issue of shares pursuant to private placement (net of issuance costs)	759	—	21,900,000	—
Issue of shares on 2 July 2008 pursuant to DRP at $27.79	151	—	5,464,129	—
Issue of shares on 19 December 2007 pursuant to DRP at $34.62	76	—	2,203,980	—
Issue of shares on 3 July 2007 pursuant to DRP at $35.55 per share	—	67	—	1,879,122
Issue of shares on 19 December 2006 pursuant to DRP at $32.33	—	75	—	2,330,709
Issue of shares on exercise of options	11	17	503,891	926,990
Issue of shares pursuant to Employee Reward Share Plan (1)	—	—	191,802	219,878
Issue of shares pursuant to Executive Performance Share Plan (1)	—	—	250,690	219,756
Closing balance	5,123	4,041	566,198,054	532,231,095

(1)   Equity value recognised in equity compensation reserve.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 29: RESERVES

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Depositors’ and borrowers’ redemption reserve
Opening balance	2	2	2	2
Add net transfers from retained profits	—	—	—	—
Closing balance	2	2	2	2

Foreign currency translation reserve
Opening balance	(1)	(1)	—	—
Currency translation differences	—	—	—	—
Closing balance	(1)	(1)	—	—

Cash flow hedge reserve
Opening balance	47	—	53	(1)
Gains and losses on cash flow hedging (net of tax):
Recognised in equity	(167)	46	(174)	53
Transferred to income statement	4	1	4	1
Closing balance	(116)	47	(117)	53

Equity compensation reserve
Opening balance	41	29	39	27
Expense for the year	14	12	14	12
Closing balance	55	41	53	39

Available for sale reserve
Opening balance	1	4	—	—
Losses on available for sale investments (net of tax):
Recognised in equity	(31)	(3)	(7)	—
Closing balance	(30)	1	(7)	—

General reserve for credit losses (1)
Opening balance	153	117	177	141
Current period movement appropriated from retained profits	52	36	38	36
Closing balance	205	153	215	177

Total reserves	115	243	146	271

(1)	The after tax equivalent of the “eligible” component of the collective provision and the balance of the general reserve for credit losses represents 0.54% of risk weighted assets (2007: 0.50%).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 30: RETAINED PROFITS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Opening balance	1,086	798	1,115	923
Defined benefit plan actuarial (losses)/gains	(5)	2	(5)	2
Net profit attributable to shareholders of the Bank	1,205	1,190	1,031	1,094
Total available for appropriation	2,286	1,990	2,141	2,019

Transfer to general reserve for credit losses	(52)	(36)	(38)	(36)
Interim dividend - cash component	(343)	(368)	(343)	(368)
Interim dividend - dividend reinvestment plan	(151)	(67)	(151)	(67)
Final dividend - cash component	(383)	(331)	(383)	(331)
Final dividend - dividend reinvestment plan	(76)	(75)	(76)	(75)
Preference share dividends	(31)	(27)	(31)	(27)
Closing balance	1,250	1,086	1,119	1,115

NOTE 31: EQUITY ATTRIBUTABLE TO MINORITY INTERESTS

	Consolidated
	2008	2007 (unaudited)
	$M	$M

Share capital	2	2
Accumulated profit	5	4
	7	6

Movements in accumulated profit/(loss)

Opening balance	4	(18)
Redemption of perpetual notes	—	20
Minority share of profit for year	1	2
Closing balance	5	4

Minority interests in the results and equity of subsidiaries are shown separately in the consolidated Income Statement and Balance Sheet respectively.

Minority interests comprise ordinary shares issued by St.George Motor Finance Limited.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 32: REMUNERATION OF AUDITORS

Details of the amounts paid to the auditor of the Bank, KPMG and its related practices, for audit and non-audit related services provided during the year are set out below.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$ ‘000	$ ‘000	$ ‘000	$ ‘000

Audit services
Amounts paid, or due and payable to auditors of the Bank (KPMG) for:
Audit and review services of consolidated financial statements	1,594	2,099	906	1,138
Audit and review of managed funds activities	1,510	2,177	—	—
Audit services in accordance with regulatory requirements (a)	1,700	1,003	228	337
	4,804	5,279	1,134	1,475
Other services
Other assurance services (b)	959	283	959	283
Taxation compliance services in respect of managed funds	283	83	—	—
Taxation and compliance services in respect of consolidated entities	931	809	931	761
Other (c)	839	74	839	74
	3,012	1,249	2,729	1,118

Total remuneration	7,816	6,528	3,863	2,593

(a)	Includes prudential supervision reviews for APRA, Basel II application reviews, audits of securitisation trusts, audit of workers compensation and Australian Financial Services Licences.

(b)	Includes debt and capital raisings.

(c)	Primarily relates to payment for technical advice.

(d)	The basis of presentation of remuneration of auditors has changed during 2008. Prior year comparatives have been adjusted to reflect this change.

The amounts paid for other services are in accordance with the Group’s audit independence policy as outlined in the Corporate Governance Statement.  The Board Audit Committee has considered the other services provided by KPMG and is satisfied that the nature of the services and the amount of fees paid are appropriate in terms of maintaining auditors’ independence.

NOTE 33: SHARE AND OPTION PLANS

(A) EMPLOYEE REWARD SHARE PLAN (REWARD PLAN)

The Reward Plan provides eligible employees with up to $1,000 worth of fully paid ordinary Bank shares per annum for nil consideration.  Generally, shares are granted to employees in November each year, providing the performance targets for the preceding financial year to 30 September have been met.

Shares issued under the Reward Plan cannot be sold until three years after allotment or at the time the participant ceases employment with the Group.

The number of shares allocated to each participant is calculated by taking $1,000 divided by the volume weighted average share price (VWAP).  The VWAP is based on the share price and trading volumes on the five trading days prior to the allotment date, rounded down to the nearest whole share.

Generally, full-time, part-time, fixed term and casual staff with 12 months or more service with the Group are eligible to participate in the Reward Plan each year, provided they are still employed by the Group on the relevant allotment date.

Allotments under the Reward Plan are subject to the achievement of predetermined performance targets as set by the Board and communicated to staff prior to the commencement of each financial year.

The performance targets in the 30 September 2007 year were as follows:

Subject to Board discretion,

(1)

Cash EPS (which is defined as profit after tax, preference dividends and minority interests before goodwill, significant items, hedging and non-trading derivatives) equals or exceeds the EPS of the previous year by 10% or more, then 60% of the shares will be granted; and

(2)	Customer service: Obtaining an overall Group Customer Satisfaction rating of at least 74%, then 40% of the shares will be granted.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

On 27 October 2008 the Board approved that grants of $1,000 worth of St.George shares would be made to eligible employees for performance during the 2008 year.  The grants will be made in November 2008.

The fair value of shares granted under the Reward Plan are recognised as an expense in the Group’s Income Statement over the 12 month period commencing on 1 October each year.  The fair value of shares granted has been determined by discounting the share price at grant date by the dividends paid by the Bank during the vesting period when they are not received by the participant.  The expense for the 30 September 2008 financial year was $6.105 million (30 September 2007: $5.519 million).  In November 2007, 191,802 (November 2006: 219,878) shares were issued in relation to the Reward Plan.  A total of 7,377 (November 2006: 7,582) staff participated in this offer, with each participant receiving 26 (November 2006: 29) fully paid ordinary shares based on the offer amount of $1,000 for nil consideration.  The shares had a volume weighted average price (VWAP) of $37.17 per share (November 2006: $33.89) at the allotment date.

(B) EMPLOYEE SHARE PURCHASE PLAN (PURCHASE PLAN)

All permanent employees are eligible to participate in the Purchase Plan.  Participants are given the opportunity during the year to nominate an amount of their pre-tax remuneration to purchase fully paid ordinary shares in the Bank.  Participants may nominate up to 20% of their Total Employment Cost (if they have continuous service of at least one year at any relevant share acquisition date) and 100% of their Short Term Incentive Opportunity (less any compulsory superannuation) towards the purchase of shares.  Shares are acquired on market.  Brokerage is subsidised by the Bank.  Participants may elect to acquire shares under the Purchase Plan as unrestricted, restricted for 4 years or restricted for 10 years.  Where the shares are restricted, they may not be sold or transferred until the period of restriction is lifted or at the time the participant ceases employment with the Group.  Shares purchased under this Plan are expensed in the Group’s Income Statement.

Details of ordinary shares allocated under the Purchase Plan are as follows:

		Number of
	Number of ordinary	employees	Fair value of shares
Date of allocation	shares allocated	participating	acquired
			$

2008 year

22 November 2007	116,678	268	36.30
30 May 2008	14,620	64	32.75
Total	131,298	332

2007 year (unaudited)

24 November 2006	103,710	257	33.76
18 May 2007	10,259	75	36.90
Total	113,969	332

(C) OVERVIEW

Long Term Incentive (LTI) is delivered to the Managing Director and Group Executives in the form of Awards under the Executive Performance Share Plan (Performance Plan) and Options under the Executive Option Plan (Option Plan).  Both plans were approved by Shareholders on 3 February 1998.

Medium Term Incentive (MTI) is delivered to other senior executives in the form of Awards under the Performance Plan.

Deferred Short Term Incentive (STIDO) is also delivered to the Managing Director, Group Executives and senior executives in the form of Awards under the Performance Plan.

(D) EXECUTIVE PERFORMANCE SHARE PLAN (PERFORMANCE PLAN)

Awards are granted under the Performance Plan.  An Award is a right to acquire an ordinary St.George share for nil consideration subject to specified hurdles being satisfied.

The Managing Director, Group Executives and other Senior Executives are eligible to be invited to participate in the Performance Plan to receive LTI, MTI or STIDO Awards.

LTI and MTI Awards are subject to tenure and performance hurdles approved by the Board from time to time and reward performance over periods of between of two to four years.  An overview of the performance hurdles for LTI Awards and Options and MTI Awards is outlined in the tables below.  The existing performance conditions are based on the achievement of Cash EPS or Total Shareholder Return (“TSR”) outcomes over the measurement period, and provide for substantial compound growth in St.George’s Cash EPS as well as an appropriate market focussed TSR hurdle.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Awards are generally forfeited if a participant leaves the Bank before the end of the relevant vesting period.  In accordance with the rules of the Performance Plan the Board retains overall discretion to waive all or part of the exercise conditions of Awards.  For example, the Board could exercise its discretion where certain events occur, such as redundancy, retirement or death.

STIDO Awards are deferred Short Term Incentive.  Participants are entitled to receive dividend distribution payments following the Board’s determination of their individual performance. The grant date for the STIDO is 1 October each year, being the commencement of the STIDO performance period, though the participant must remain an employee of the Bank for the duration of a three year period in order for the beneficial interest in the shares to be transferred to them.

STIDO Awards are generally forfeited if a participant leaves the Bank before the end of the three year vesting period and the dividend distribution payment ceases.  In circumstances where the Board exercises its discretion to waive this condition, for example redundancy, retirement or death, the awards will be transferred at the end of the relevant three year period or earlier at the Board’s discretion.

In accordance with the rules of the Performance Plan and as approved by shareholders, share allocations to satisfy the exercise of Awards may occur by either allotment or by purchase on market.  The Board will determine the most appropriate basis of allocation.

The fair value of awards granted under the Performance Plan is recognised as an expense in the Group’s Income Statement over the vesting period of the awards.  The fair value is discounted for estimated forfeitures.  The fair value is determined on the following bases:

(1)

Shares issued or shares purchased on market on satisfaction of non-market related performance hurdles – prevailing market price at grant date for grants before 1 October 2005. For grants after this date, the fair value has been discounted for the present value of dividends paid by the Bank during the vesting period when they are not received by the participant.

(2)	Shares purchased or shares issued on satisfaction of market related performance hurdles – the fair value has been determined using the binomial method at the grant date.

As at 30 September 2008, there were 100 (30 September 2007: 85) participants in the Performance Plan.  Awards are granted for no consideration at prevailing market prices.

Awards granted prior to 7 November 2002 and/or those awards that vested before 1 January 2005, have not been expensed in accordance with the transitional provisions of AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards.  The expense recognised during the year in respect of the Performance Plan was $7.558 million (30 September 2007: $5.286 million).

For awards granted on 1 October 2005, shares have been purchased on market and are held in trust until applicable performance hurdles have been satisfied.  For all other awards, shares will be issued by the Bank on satisfaction of the applicable performance hurdles.

The following is a summary of awards that have been granted under this plan:

		Number of
	Number of	awards
	awards	2007
	2008	(unaudited)

Outstanding at start of financial year	666,965	657,497

Granted	269,300	350,462
Forfeited	(52,948)	(121,238)
Exercised	(250,690)	(219,756)

Outstanding at end of financial year	632,627	666,965

Exercisable at end of financial year	140,827	193,733

For awards exercised during the financial year, the weighted average share price at the date of exercise was $35.96 (2007: $33.62).

For awards outstanding at the end of the financial year, the weighted average remaining contractual life was 3.9 years (2007: 4.2 years).

Awards granted during the financial year had a weighted average fair value of $32.09 (2007: $27.67).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(E) EXECUTIVE OPTION PLAN (OPTION PLAN)

Options are granted under the Option Plan.  Options are a right to acquire an ordinary St.George share in the future upon the payment of an exercise price and subject to specified hurdles being satisfied.  The exercise price represents the market value of the Bank’s ordinary shares at the grant date. The market value is calculated using the Volume Weighted Average Price (VWAP) traded during the five trading days prior to and including the grant date.

The Managing Director and Group Executives are eligible to participate in the Executive Option Plan to receive LTI Options.

The LTI Options do not grant rights to the option holders to participate in a share issue of any other body corporate.  Non-Executive Directors are not eligible to participate in the plan.

LTI Options are subject to tenure and performance hurdles approved by the Board from time to time and reward performance over periods of between of two to four years.  An overview of the performance hurdles for LTI Awards and Options and MTI Awards is outlined in the tables below.  The existing performance conditions are based on the achievement of Cash EPS or Total Shareholder Return (“TSR”) outcomes over the measurement period, and provide for substantial compound growth in St.George’s Cash EPS as well as an appropriate market focussed TSR hurdle.

The following is a summary of options that have been granted under this plan:

				Weighted
		Weighted	Number of	average exercise
	Number of	average exercise	options	price
	options	price	2007	2007
	2008	2008	(unaudited)	(unaudited)
		$		$

Outstanding at start of financial year	1,465,311	24.92	2,407,501	21.31

Granted	364,833	35.71	423,236	30.23
Forfeited	(238,764)	27.23	(438,436)	23.63
Exercised	(503,891)	22.44	(926,990)	18.58

Outstanding at end of financial year	1,087,489	29.19	1,465,311	24.92

Exercisable at end of financial year	516,985	24.33	711,223	22.41

For options exercised during the financial year, the weighted average share price at the date of exercise was $36.27 (2007: $33.81).

For options outstanding at the end of the financial year, the range of exercise prices was $20.40 to $37.18 (2007: $16.91 to $35.09) and the weighted average remaining contractual life was 3.5 years (2007: 3.6 years).

The fair value of services received in return for options granted is based upon the fair value of options granted, measured using a binomial method.  Options granted during the financial year had a weighted average fair value of $4.39 (2007: $3.16).  The fair value of options granted during the year was determined using the following inputs:

	Date first	Fair value per		Price of shares	Estimated	Risk-free		Expected life
Grant Date	exercisable	option	Exercise price	on grant date	volatility	interest rate	Dividend yield	(years)
		$	$	$	%	%	%

2008

01-Oct-07	30-Sep-09	3.84	34.99	35.40	15.70	6.46	5.06	2.50
01-Oct-07	30-Sep-10	4.34	34.99	35.40	15.70	6.47	5.06	3.50
01-Oct-07	30-Sep-11	4.75	34.99	35.40	15.70	6.45	5.06	4.50
13-Nov-07	30-Sep-09	4.05	37.18	37.42	16.20	6.71	4.82	2.38
13-Nov-07	30-Sep-10	4.72	37.18	37.42	16.20	6.62	4.82	3.38
13-Nov-07	30-Sep-11	5.05	37.18	37.42	16.20	6.49	4.82	4.39
02-Jun-08	30-Sep-09	4.07	32.75	31.95	23.70	6.83	5.51	1.83
02-Jun-08	30-Sep-10	4.83	32.75	31.95	23.70	6.72	5.52	2.83
02-Jun-08	30-Sep-11	5.28	32.75	31.95	23.70	6.63	5.52	3.83

2007 (unaudited)

01-Oct-06	30-Sep-08	2.88	29.99	30.24	14.70	5.87	5.08	2.50
01-Oct-06	30-Sep-09	3.19	29.99	30.24	14.70	5.76	5.08	3.50
01-Oct-06	30-Sep-10	3.45	29.99	30.24	14.70	5.72	5.08	4.50
16-Jun-07	30-Sep-08	2.90	35.09	34.80	14.30	6.38	4.87	2.50
16-Jun-07	30-Sep-09	3.55	35.09	34.80	14.30	6.36	4.87	3.50
16-Jun-07	30-Sep-10	4.00	35.09	34.80	14.30	6.34	4.87	4.50

The fair value of options granted is recognised as an expense in the Group’s Income Statement over the vesting period.  An expense of $0.635 million (30 September 2007: $1.101 million) was recognised during the year.

During the financial year, 503,891 ordinary shares were issued following the exercise of 503,891 options.  No amounts remain unpaid on any of these shares.  The market value of shares issued during the year as a result of the exercise of these options as at 30 September 2008 was $14 million (30 September 2007: $33 million).

The market value of shares that could be issued from the exercise of outstanding options at 30 September 2008 is $31 million (30 September 2007: $52 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

The performance hurdles for LTI and MTI Awards and Options are summarised in the tables below:

LTI Plan awards and options granted from 1 October 2007

Instrument	Performance Awards and Options

Performance measurement	EPS compound growth > 10%	100% vests

	TSR > 75 percent of the Financial Services Comparator Group (FSCG)	100% vests

	TSR = 50 percent of FSCG	50% only vests

	TSR > 50 percent but < 75 percent of FSCG	Additional 2% vest for each full 1% increase above the 50th percentile (on a straight line basis) up to 100% at the 75th percentile.

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.

TSR –at the end of the performance period then six monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	CBA, Westpac, NAB, ANZ, QBE, Macquarie Bank, AMP, Suncorp-Metway, AXA Asia Pacific Holdings, IAG, Bendigo and Adelaide Bank, Perpetual, Bank of Queensland. Weighted by market capitalisation.

LTI Plan options and awards granted between 1 October 2006 and 30 September 2007.

Instrument	Performance Awards and Options

Performance measurement	EPS compound growth > 10%	100% vests

	TSR > 75th percentile of S&P ASX 50 index	100% vests

	TSR > S&P ASX 50 index but < 75th percentile of S&P ASX 50 index	50% only vests

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.

TSR – at the end of the performance period then quarterly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

LTI Plan options and awards granted between 1 October 2004 and 30 September 2006

Instrument	Performance Awards and Options

Performance measurement	EPS compound growth > 10%	100% vests

	TSR > 75th percentile of S&P ASX 50 index	100% vests

	TSR > S&P ASX 50 index but < 75th percentile of S&P ASX 50 index	50% only vests

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.

TSR – at the end of the performance period then monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

LTI Plan options and awards granted from 1 October 2003 to 30 September 2004

Instrument	Performance Awards and Options

Performance measurement	1.	EPS compound growth > 10%, or	50% vests

		EPS actual growth > 10% in year prior to exercise date only	50% vests

	2.	TSR > S&P ASX 50 index	Remaining 50% only vests

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.

TSR – at the end of the performance period then monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date.  In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

(F) NON-EXECUTIVE DIRECTORS’ SHARE PURCHASE PLAN (DIRECTORS’ PLAN)

All Non-Executive Directors are eligible to participate in the Directors’ Plan.  Each financial year, Non-Executive Directors are provided with the opportunity to contribute a part or all of their pre-tax remuneration from the Group to acquire fully paid ordinary shares in the Bank.  Shares are acquired at prevailing market prices and brokerage fees are payable by the Bank.  Shares purchased under the Directors’ Plan are expensed in the Group’s Income Statement.

During the year, 5 (30 September 2007: 4) Non-Executive Directors were allocated 14,793 shares (30 September 2007: 10,172) that were acquired on market at an average purchase price of $36.30 per share (30 September 2007: $34.00).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 34: AVERAGE BALANCES AND RELATED INTEREST

The following table shows the major categories of interest earning assets and interest bearing liabilities and the respective interest rates earned or paid by the Group for the years indicated.  Averages are month-end averages, which are not materially different from daily averages.

	2008			2007 (unaudited)
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
	$M	$M	%	$M	$M	%

Interest earning assets
Cash and liquid assets	1,921	109	5.67	1,078	52	4.82
Receivables due from other financial institutions	1,329	84	6.32	1,489	82	5.51
Assets at fair value	13,728	976	7.11	7,999	491	6.14
Loans and other receivables	112,417	9,541	8.49	98,285	7,578	7.71
Total interest earning assets	129,395	10,710	8.28	108,851	8,203	7.54

Non interest earning assets
Bills receivable	43			23
Property, plant and equipment	339			333
Other assets	5,904			4,805
Provision for doubtful debts	(361)			(323)
Total non interest earning assets	5,925			4,838

Total assets	135,320			113,689

Interest bearing liabilities
Retail funding	50,303	2,831	5.63	43,725	2,088	4.78
Other deposits	17,680	1,288	7.29	10,708	665	6.21
Payables due to other financial institutions	1,234	72	5.83	509	26	5.11
Bank acceptances	5,252	383	7.29	6,492	408	6.28
Securitisation (1)	18,339	1,388	7.57	20,052	1,328	6.62
Loan capital	2,093	169	8.07	1,963	129	6.57
Other borrowings(1) (2)	29,523	2,106	7.13	21,385	1,366	6.39
Total interest bearing liabilities	124,424	8,237	6.62	104,834	6,010	5.73

Non interest bearing liabilities
Bills payable	555			193
Other non interest bearing liabilities	3,694			3,153
Total non interest bearing liabilities	4,249			3,346

Total liabilities	128,673			108,180

Shareholders’ equity (3)	6,647			5,509

Total liabilities and shareholders’ equity	135,320			113,689

Interest spread (4)			1.66%			1.81%
Interest margin (5)			1.91%			2.01%

(1)	Includes foreign exchange swap costs.

(2)	Includes the impact of Balance Sheet Management activities.

(3)	Basic weighted average number of ordinary shares outstanding for the year were 557.4 million (30 September 2007: 529.9 million).

(4)	Interest spread represents the difference between the average interest rate earned on assets and the average interest rate paid on funds.

(5)	Interest margin represents net interest income as a percentage of average interest earning assets.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

VOLUME AND RATE ANALYSIS

The table below allocates changes in interest income and interest expense between changes in volume and changes in rate for the years ended 30 September 2008 and 30 September 2007.  Volume and rate variances have been calculated on the movement in average balances and the change in the interest rates on average interest earning assets and average interest bearing liabilities.

	2008 over 2007			2007 over 2006
	Volume	Rate	Total	Volume	Rate	Total
	$M	$M	$M	$M	$M	$M

Interest earning assets
Cash and liquid assets	48	9	57	9	5	14
Receivables due from other financial institutions	(10)	12	2	13	8	21
Assets at fair value	407	78	485	73	38	111
Loans and other receivables	1,199	764	1,963	906	337	1,243
Change in interest income	1,644	863	2,507	1,001	388	1,389

Interest bearing liabilities
Retail funding	370	373	743	169	140	309
Other deposits	508	115	623	169	100	269
Payables due to other financial institutions	42	4	46	3	4	7
Domestic borrowings	—	—	—	165	66	231
Offshore borrowings	—	—	—	252	143	395
Bank acceptances	(90)	65	(25)	—	—	—
Securitisation	(130)	190	60	—	—	—
Loan capital	10	30	40	—	—	—
Other borrowings	581	159	740	—	—	—
Change in interest expense	1,291	936	2,227	758	453	1,211

Change in net interest income	353	(73)	280	243	(65)	178

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 35: SEGMENTAL RESULTS

BUSINESS SEGMENTS

Business segments are based on the Group’s organisational structure.  The Group comprises four business divisions, namely:

•

Retail Bank (RB) – responsible for residential and consumer lending, provision of personal financial services including transaction services, call and term deposits, small business banking and financial planners. This division manages retail branches, call centres, agency networks and electronic channels such as EFTPOS terminals, ATMs and Internet banking.

•

Institutional and Business Banking (IBB) - responsible for liquidity management, securitisation, wholesale funding, capital markets, treasury market activities including foreign exchange, money market and derivatives, corporate and business relationship banking, international and trade finance banking services, leasing, hire purchase, automotive finance, commercial property lending and cash flow financing, including invoice discounting.

•

BankSA (BSA) – responsible for providing retail banking, business banking and private banking services to customers in South Australia and Northern Territory. These services have extended into country New South Wales and Victoria as part of the Group’s initiative to expand rural banking. Customers are serviced through branches, electronic agencies, ATMs, call centres, EFTPOS terminals and Internet banking.

•

Wealth Management (WM) – responsible for providing superannuation and wealth management administration platforms, investment management and packaging, dealer group services, margin lending, private banking services and general and life insurance.

	Segment Income Statement for the year ended 30 September 2008 ($M)
	Retail Bank	Institutional & Business Banking	BankSA	Wealth Management	Other	Consolidated

Segment revenue

Net interest income	1,225	783	371	94	—	2,473
Non interest income	455	223	102	326	26	1,132

Total segment revenue	1,680	1,006	473	420	26	3,605

Segment expense

Bad and doubtful debts	143	98	23	27	—	291

Operating expenses
Other provisions	22	35	9	13	—	79
Depreciation	46	6	10	1	—	63
Deferred expenditure amortisation	30	3	5	1	—	39
Other expenses	618	248	154	185	67	1,272
Total operating expenses	716	292	178	200	67	1,453

Total segment expenses	859	390	201	227	67	1,744

Share of profit of equity accounted associates	—	—	—	1	—	1

Profit before income tax expense	821	616	272	194	(41)	1,862

Income tax expense						656

Minority interest						1

Profit after income tax and minority interests						1,205

	Segment Balance Sheet as at 30 September 2008 ($M)

Total Assets	65,074	59,208	16,199	4,514	2,385	147,380

Total Liabilities	32,010	94,893	10,367	1,081	2,026	140,377

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

	Segment Income Statement for the year ended 30 September 2007 ($M) (unaudited)
	Retail Bank	Institutional & Business Banking	BankSA	Wealth Management	Other	Consolidated

Segment revenue

Net interest income	1,152	619	328	94	—	2,193
Non interest income	505	166	96	312	13	1,092

Total segment revenue	1,657	785	424	406	13	3,285

Segment expense

Bad and doubtful debts	140	26	11	1	—	178

Operating expenses
Other provisions	35	30	9	17	—	91
Depreciation	45	6	9	1	—	61
Deferred expenditure amortisation	23	3	4	1	—	31
Other expenses	647	234	150	176	—	1,207
Total operating expenses	750	273	172	195	—	1,390

Total segment expenses	890	299	183	196	—	1,568

Profit before income tax expense	767	486	241	210	13	1,717

Income tax expense						525

Minority interest						2

Profit after income tax and minority interests						1,190

	Segment Balance Sheet as at 30 September 2007 ($M) (unaudited)

Total Assets	60,122	44,080	14,065	5,696	1,837	125,800

Total Liabilities	28,303	80,072	8,982	1,230	1,329	119,916

GEOGRAPHICAL SEGMENTS

The Group predominantly operates in Australia.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 36: DEED OF CROSS GUARANTEE

Pursuant to ASIC Class Order 98/1418 (as amended) dated 13 August 1998, the wholly owned subsidiaries listed below are relieved from the Corporations Act 2001 requirements for preparation, audit and lodgement of financial reports, and Directors’ reports.

It is a condition of the Class Order that the Bank and each of the subsidiaries enter into a Deed of Cross Guarantee.  The effect of the Deed is that the Bank guarantees to each creditor payment in full of any debt in the event of winding up of any of the subsidiaries under certain provisions of the Corporations Act 2001.  If a winding up occurs under other provisions of the Act, the Bank will only be liable in the event that after six months any creditor has not been paid in full.  The subsidiaries have also given similar guarantees in the event that the Bank is wound up.

The subsidiaries subject to the Deed are:

•                  St.George Financial Services Limited

•                  Advance Leasing Limited

•                  Canberra Advance Property Limited

•                  Crusade Management Limited

A consolidated Income Statement and consolidated Balance Sheet, comprising the Bank and the controlled entities that are a party to the Deed, after eliminating all transactions between parties to the Deed of Cross Guarantee, at 30 September is set out below:

SUMMARISED INCOME STATEMENT AND RETAINED PROFITS

	Consolidated
For the year ended 30 September	2008	2007 (unaudited)
	$M	$M

Profit before tax	1,764	1,503
Income tax expense	(626)	(403)
Profit after tax	1,138	1,100

Retained profits at the beginning of the year	1,026	828
Actuarial (losses)/gains from defined benefit superannuation plan	(5)	2
Transfer to reserve	(38)	(36)
Dividends recognised during the year	(984)	(868)
Retained profits at the end of the year	1,137	1,026

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

BALANCE SHEET

	Consolidated
	2008	2007 (unaudited)
	$M	$M

ASSETS
Cash and liquid assets	2,672	2,081
Receivables due from other financial institutions	185	625
Assets at fair value through the Income Statement	15,690	11,475
Derivative assets	3,048	1,158
Available for sale investments	2,210	1
Loans and other receivables	77,415	65,878
Bank acceptances of customers	22,263	16,343
Investment in controlled entities	1,194	1,552
Amounts receivable from controlled entities	4,309	4,710
Investments in associated companies	25	25
Property, plant and equipment	312	327
Intangible assets	1,118	1,069
Deferred tax assets	227	221
Other assets	649	813

TOTAL ASSETS	131,317	106,278

LIABILITIES
Deposits and other borrowings	90,213	70,476
Payables due to other financial institutions	1,786	1,013
Derivative liabilities	1,826	1,993
Bank acceptances	3,970	6,348
Provision for dividends	3	2
Amounts payable to controlled entities	1,259	414
Current tax liabilities	56	90
Deferred tax liabilities	4	89
Other provisions	131	108
Bonds and notes	21,160	17,024
Loan capital	3,245	2,231
Bills payable and other liabilities	740	634

TOTAL LIABILITIES	124,393	100,422

NET ASSETS
	6,924	5,856
SHAREHOLDERS’ EQUITY
Share capital	5,641	4,559
Reserves	146	271
Retained profits	1,137	1,026

TOTAL SHAREHOLDERS’ EQUITY	6,924	5,856

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 37: COMMITMENTS

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Capital commitments
Less than one year	10	14	10	14

Non-cumulative operating leases expiring
Less than one year	90	84	84	79
Between one and five years	291	220	273	202
More than five years	161	156	158	151
	542	460	515	432

The Group leases a number of commercial buildings and computer hardware under operating leases.  The lease terms typically run for a period of five years for buildings and three years for computer hardware.

NOTE 38: LIABILITY FOR DEFINED BENEFIT FUND OBLIGATION

The Group makes contributions to multiple superannuation funds in accordance with “Superannuation Choice of Fund”, including the employer sponsored fund which has two defined benefit sections with 161 members in total.  No new members are accepted into these defined benefit sections.  All employees who are members of these defined benefit sections are entitled to benefits on retirement, disability or death.  The defined benefit sections guarantee lump sum benefits based on years of service and final average salary.  The defined contribution section of the fund receives fixed contributions from the Bank and certain controlled entities, and the Group’s legal or constructive obligation is limited to these contributions.

The following sets out details in respect of the defined benefit sections only.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Present value of defined benefit obligation	53	59	53	59
Fair value of plan assets	45	58	45	58
Deficit in the plan	8	1	8	1

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 39: CONTINGENT LIABILITIES, ASSETS AND COMMITMENTS

The Group has a variety of contingent liabilities arising from transactions including endorsed bills of exchange, letters of credit, guarantees and commitments to provide credit.  The notional amounts of contingent liabilities, where credit risk exposure may be obtained, and commitments represent the maximum credit risk.  The credit equivalent represents the maximum or total potential loss if the counterparty were to default, determined in accordance with APRA’s Basel I risk weighted capital adequacy guidelines.

Contingent liabilities and commitments exist in respect of:

	Consolidated				Bank
	Face Value		Credit Equivalent Amount		Face Value		Credit Equivalent Amount
	2008	2007 (unaudited)	2008	2007 (unaudited)	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M	$M	$M	$M	$M

Contingent liabilities
Bill endorsements	12	10	12	10	12	10	12	10
Guarantees	933	763	933	763	933	763	933	763
Documentary letters of credit	396	233	232	225	396	233	232	225
Performance related items	21	20	10	10	21	20	10	10
Other	20	—	—	—	20	—	—	—
	1,382	1,026	1,187	1,008	1,382	1,026	1,187	1,008
Commitments
Undrawn credit facilities	26,224	22,502	1,500	1,498	24,996	21,096	1,500	1,498
Undrawn credit facilities - controlled entities	—	—	—	—	1,700	1,792	—	—
	26,224	22,502	1,500	1,498	26,696	22,888	1,500	1,498

Total commitments and contingent liabilities	27,606	23,528	2,687	2,506	28,078	23,914	2,687	2,506

Contingent liabilities exist in respect of claims and potential claims against entities in the Group.  Where necessary, appropriate provisions have been made in the financial statements.

The credit risk related contingent liabilities and commitments of $27,586 million (30 September 2007: $23,528 million) for the Group and $28,058 million (30 September 2007: $23,914 million) for the Bank also represent contingent assets of the Group.  These commitments to provide credit may in the normal course convert to loans and other receivables.

The Bank is subject to a credit risk exposure in the event that another financial institution fails to settle for its payments clearing activities, in accordance with the regulations and procedures of the following clearing systems of the Australian Payments Clearing Association Limited: The Australian Paper Clearing System (Clearing Stream 1), the Bulk Electronic Clearing System (“Clearing Stream 2”), The Consumer Electronic Clearing System (Clearing Stream 3) and the High Value Clearing System (Clearing Stream 4, only if operating in bypass mode).  This credit risk exposure is unquantifiable in advance, but is well understood, and is extinguished upon settlement at 9am each business day.

Service contracts have been entered into with the Managing Director and Group Executives.  The maximum contingent liability for termination benefits under these employment contracts that has not been provided for in the financial statements is $10 million (30 September 2007: $7 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 40: FINANCIAL RISK MANAGEMENT

The Group in its daily operations is exposed to a range of risks including credit risk, liquidity and funding risk, market risk and operational risk (including fraud, theft and property damage).  These risks are managed through specialised committees responsible for policy setting and monitoring and analysing risk.

A Risk Management Governance Framework is embedded in the business.  It incorporates:

•                  Corporate Governance Framework for the Board and its Committees and the Group Executive and its Management Committees;

•                  A Risk Appetite Statement approved by the Board and integrated in the strategic and operational planning processes;

•                  The identification and management of the major risk categories to the Group;

•                  Key policies and processes to manage risk and provide reliable and consistent results; and

•                  Capital planning and management, which includes Economic Capital modelling and management.

CREDIT RISK

Credit risk is the potential for loss arising from a debtor or counterparty failing to meet their financial contractual obligations.  This risk is inherent in the Group’s lending activities, as well as transactions involving derivatives and foreign exchange.

The Board of Directors has delegated responsibility for the management of credit risk to the Board Risk Management Committee (“BRMC”) and Management Credit Committee (“MCC”).  Reporting to these Committees is a specialised Group Credit division, under the direction of the Chief Risk Officer, which is responsible for the oversight and management of the Group’s credit risk together with representatives from the business divisions.

Credit risk is managed principally through embedded controls upon individual lending divisions and business managers who are responsible for the lending.  Lending is carried out within the parameters of lending policies (covering approvals, documentation and management), which have been developed having regard to statistical data and historical risk experience.

To maintain the quality of the lending portfolio, prudential standards and lending policies have been established throughout the Group.  Credit processes are typically structured so that loan origination, approval, document preparation, settlement and account monitoring and control are segregated to different individuals or areas.  Credit must be evaluated against established credit policies and within authorities and be structured, particularly in terms of security, to be prudent for the risk incurred.

The Group Credit division is responsible for the following functions:

•                  Formulating and monitoring compliance with credit policies in relation to credit assessment, risk grading and reporting, collateral requirements, documentary and legal procedures and compliance with regulatory requirements.  Through its credit inspection function, Group Credit tests internal controls and adherence to credit policies and procedures that are standard throughout the Group and contained in credit manuals administered by Group Credit.

•                  Establishing lending authorities for the approval of credit facilities.  Lending authorities are delegated to business division staff.  The Group Credit division assesses credit beyond the lending authorities of business divisions and/or outside normal Group Credit policies or guidelines.  Facilities outside Group Credit’s delegated authorities are approved by the MCC or BRMC as appropriate.

•                  Developing and maintaining credit risk assessment criteria.  The Group applies standard credit risk assessment criteria to all extensions of credit, from credit scoring systems for basic retail products to a more detailed credit assessment for commercial and trade related transactions.  Standard risk grading methodologies for commercial lending are set at the transaction level and drive pricing decisions.  The Portfolio Management Function within Group Credit monitors and refines proprietary risk grading systems.  The quantification of credit risk is performed by analytical tools and models, which provide estimates of Probability of Default, Loss Given Default and Exposure at Default across retail and commercial exposures.  The outputs of the models provide input to expected and unexpected loss calculations, levels of collective provisions, Economic Capital estimates and a variety of operational credit decisions.  The Portfolio Management Unit within Group Credit oversees the development and monitoring of the models and adherence to policy.

•                  Monitoring and reporting on credit risk within the portfolio.  Internal limits are used to assist with the diversification of the portfolio. These include limits on counterparties, individual securities or developments, industries, geographies and retail products.  Internal limits are approved by the Bank’s Board Risk Management Committee.  St.George manages concentration risk through a set of limits and associated policies which control lending to industry segments, individual large exposures, geographic areas, risk grades and products.  The objective is to ensure that no single exposure or set of exposures is large enough to threaten the ongoing viability of the Bank.  The management of concentration risk forms a key component of the overall risk appetite of the Bank.  Group Credit regularly reports on compliance with these internal limits to the MCC and BRMC and the status of large impaired assets, arrears and trend analysis, compliance reports, portfolio analysis and all exposures above $50 million.

•                  Provisioning for impaired assets.  Group Credit assesses provision requirements where loan default has occurred and also controls the Loans Management Unit, which manages large impaired assets with the aim of achieving the optimum result from such assets.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Maximum exposure to credit risk

The following table presents the maximum exposure to credit risk of balance sheet and off balance sheet financial instruments (including financial guarantees and loan commitments), before the benefit of any collateral or other credit enhancements, except where the requirements for offsetting financial assets and liabilities contained in note 1(BB) have been satisfied.  For on balance sheet financial assets, the exposure to credit risk equals their carrying amounts.  For financial guarantees granted, the maximum exposure to credit risk is the maximum amount that would have to be paid if the guarantees are called upon.  Loan commitments represent the unused portions of authorisations to extend credit in the form of loans.  For loan commitments and other credit commitments that are irrevocable over the life of the facility, the maximum exposure to credit risk is the full amount of the committed facilities.  However, the likely amount of loss is less than the total unused commitments, as most commitments to extend credit are contingent upon customers maintaining specific credit standards.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

On balance sheet
Receivables due from other financial institutions	305	1,244	185	625
Assets at fair value through the income statement	15,473	11,124	15,676	11,450
Derivative assets	3,389	1,271	3,010	1,154
Available for sale investments	2,745	884	2,189	—
Loans and other receivables (net of provisions)	97,721	89,884	77,415	65,878
Bank acceptances	22,263	16,343	22,263	16,343
	141,896	120,750	120,738	95,450
Off balance sheet
Financial guarantees	1,362	1,026	1,362	1,026
Loan commitments	26,224	22,502	26,696	22,888
	27,586	23,528	28,058	23,914

Total exposure (1)	169,482	144,278	148,796	119,364

(1) Maximum credit exposure before considering collateral held or other credit enhancements available.

Collateral and other credit enhancements

The Group mitigates its credit risk through holding collateral against certain types of customer lending, which is an important mitigant of credit risk.  The Group regularly reviews its policies and procedures in relation to the acceptability of specific classes of collateral or credit risk mitigant and their valuation guidelines.  The principal types of collateral or other credit enhancements held by the Group include:

•                  Mortgages over residential properties.

•                  Charges over business assets or properties being financed for commercial lending.

The Group performs an assessment of the value of any collateral or other credit enhancements obtained as part of its credit risk evaluation processes prior to the establishment of a loan facility.  In the event of a customer facility being classified as impaired, the Group performs an assessment of the value of all relevant collateral and other credit enhancements in order to determine the required amount of any specific loan impairment provision.  The Group does not disclose the fair value of collateral held as security or other credit enhancements for past due loans and receivables as it is not practicable to do so.  The fair value of collateral held as security for impaired loans is disclosed below at (iii) Impaired Financial Assets.

Debt securities and other treasury securities are generally unsecured with the exception of asset backed securities and similar instruments, which are secured by pools of financial assets.

The ISDA Master Agreement provides a contractual framework for derivatives dealing across a full range of over the counter products.  This agreement contractually binds both parties to apply close out netting across all outstanding transactions covered by an agreement if either party defaults or other pre-agreed termination events occur.

Credit quality

The Group’s credit risk grading processes are designed to identify exposures that require closer management attention due to their greater probability of default and potential loss.

In measuring credit risk, the Group calculates three components (i) the “probability of default” by the counterparty on its contractual obligations; (ii) the estimated loss amount should the counterparty default (the “loss given default”); and (iii) the estimated exposure amount should the counterparty default (the “exposure at default”).

The Group assesses the probability of default, loss given default and exposure at default of individual counterparties using grading models and systems tailored to the various categories of counterparty.  The grading models have been developed internally, their outputs are validated regularly and the models updated when required.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

The Group’s credit risk grading models and systems are fundamental to the management of credit risk.  Probability of default, loss given default, and exposure at default are important inputs to collective provisioning and economic capital calculations and are used to inform pricing and other operational credit decisions.

Impaired loans and advances

For individually assessed accounts, loans are treated as impaired as soon as there is objective evidence that an impairment loss has been incurred.  The criteria used by the Group to determine if there is any objective evidence of impairment includes:

•                  Known cash flow difficulties experienced by the borrower;

•                  Overdue contractual payments of either principal or interest;

•                  Breach of loan covenants or conditions;

•                  The probability that the borrower will enter bankruptcy; and

•                  A significant downgrading in credit rating by an external credit rating agency.

When impairment losses are recognised, the carrying amount of loans and other receivables is reduced through the use of a provision for impairment.

All loans and advances that do not have an individually assessed provision are collectively assessed for impairment.

Individually assessed impairment provisions

Individual impairment provisions are determined by evaluating the exposure to loss on a case-by-case basis.  In determining allowances on individually assessed accounts, the following factors are considered:

•                  The Group’s aggregate exposure to the customer;

•                  The viability of the customer’s business model and their capacity to trade successfully out of financial difficulties, generating sufficient cash flow to service debt obligations;

•                  The amount and timing of expected receipts and recoveries;

•                  The extent of other creditors’ commitments ranking ahead of, or pari passu, with the Group and the likelihood of other creditors continuing to support the company;

•                  The realisable value of security (or other credit mitigants) and likelihood of successful repossession;

•                  The likely dividend available on liquidation or bankruptcy;

•                  The likely deduction of any costs involved in recovering amounts outstanding; and

•                  When available, the secondary market price of the debt.

Individual impairment provisions are established based primarily on estimates of the realisable value of security and are measured as the difference between the asset’s carrying amount and the present value of the expected future cash flows, discounted at the asset’s original effective interest rate.

Group policy requires the level of impairment allowances on individual facilities that are above materiality thresholds to be reviewed at least semi-annually, and more regularly where circumstances require.  The review normally encompasses collateral held (including re-confirmation of its enforceability) and an assessment of actual and anticipated receipts.  Individually assessed impairment allowances are only reversed when the Group has reasonable and objective evidence of a reduction in the established loss estimate.

Collectively assessed impairment provisions

Collective provisions reflect the estimated amount of losses incurred on a collective basis, but which have yet to be individually identified.  The collective provision is maintained to reduce the carrying amount of portfolios of similar loans and advances to their estimated recoverable amounts at the balance sheet date.  The evaluation process is subject to a series of estimates and judgements.

The calculation of the Collective Provision requires model estimates of probability of default, exposure at default and loss given default.  The calculation occurs at account level and is aggregated to portfolio level for reporting purposes.

Collective provisions are raised when the probability of default of a counterparty has increased relative to the probability of default at origination.  The size of the collective provision is a function of the model estimates.

Having regard to the economic events that have emerged globally and domestically, the Group recognised an economic cycle adjustment of $48 million (Bank: $48 million) as a charge to the collective provision during the year.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Credit quality of financial assets

The following table provides an overview of the credit quality of loans and other receivables and receivables due from other financial institutions. Assets at fair value through the income statement, derivative assets and available for sale investments are not included below and are not considered to be past due or impaired.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Loans and other receivables(1)
Neither past due nor impaired	117,156	103,938	97,437	80,511
Past due but not impaired	3,052	2,475	2,475	1,909
Impaired	191	139	148	99
Gross carrying amount	120,399	106,552	100,060	82,519
Specific provisions	(45)	(34)	(38)	(28)
Collective provisions	(370)	(291)	(344)	(270)
Net carrying amount	119,984	106,227	99,678	82,221

Receivables due from other financial institutions
Neither past due nor impaired	305	1,244	185	625
Past due but not impaired	—	—	—	—
Impaired	—	—	—	—
Gross carrying amount	305	1,244	185	625
Specific provisions	—	—	—	—
Collective provisions	—	—	—	—
Net carrying amount	305	1,244	185	625

(1) Includes bank acceptances.

(i) financial assets neither past due or impaired

The credit quality of loans and other receivables that were neither past due or impaired is shown in the following table.

	Consolidated
	Housing Loans	Consumer Loans	Leasing and Hire Purchase	Commercial(1)	Other	Total
	$M	$M	$M	$M	$M	$M

As at 30 September 2008
Investment	57,454	971	81	2,862	—	61,368
Pass	13,901	3,113	3,400	29,737	—	50,151
Weak	1,900	235	15	248	—	2,398
Unrated	426	1,972	—	690	151	3,239
	73,681	6,291	3,496	33,537	151	117,156
As at 30 September 2007 (unaudited)
Investment	49,936	1,171	35	2,480	—	53,622
Pass	15,201	2,560	2,740	22,918	—	43,419
Weak	2,258	189	8	110	—	2,565
Unrated	278	2,819	—	612	623	4,332
	67,673	6,739	2,783	26,120	623	103,938

	Bank
	Housing Loans	Consumer Loans	Leasing and Hire Purchase	Commercial(1)	Other	Total
	$M	$M	$M	$M	$M	$M

As at 30 September 2008
Investment	45,284	876	—	2,800	—	48,960
Pass	12,476	2,015	8	29,212	—	43,711
Weak	1,748	118	—	242	—	2,108
Unrated	449	1,967	—	91	151	2,658
	59,957	4,976	8	32,345	151	97,437
As at 30 September 2007 (unaudited)
Investment	34,075	826	—	2,484	—	37,385
Pass	12,849	1,913	50	22,663	—	37,475
Weak	2,145	168	—	110	—	2,423
Unrated	296	2,816	—	—	116	3,228
	49,365	5,723	50	25,257	116	80,511

(1) Includes bank acceptances.

Receivables due from other financial institutions are all classified as investment grade as at 30 September 2008 and 30 September 2007.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

The Group uses its own internal rating system to assign a Probability of Default to commercial counterparties and uses scorecards to assign a Probability of Default to retail counterparties.

The Probability of Default maps to a risk grade, which is itself, aligned to the Standard and Poor’s risk grading scale.

The Group’s risk grades, which are equivalent to the Standard and Poor’s investment grade ratings of BBB- and above have been classified as investment grade.  The Group’s risk grades equivalent to the Standard and Poor’s risk grades below B- have been classified as ‘weak’ with all other risk grades defined as ‘pass’.  A relatively small number of exposures are unrated, these mainly relate to margin lending accounts.

The Group’s portfolio consists largely of retail counterparties with residential mortgages and small and medium size commercial enterprises and hence a large part of the portfolio does not qualify as investment grade.  However, loans to these counterparties are generally fully secured by residential or commercial property.

(ii) financial assets that were past due but not impaired

Loans and other receivables where contractual interest or principal payments are past due and where the level of collateral available or the stage of collection supports the collectibility of the amount owed are not considered to be impaired.  Examples of exposures designated as past due but not considered impaired include loans fully secured by cash collateral and residential mortgages in arrears more than 90 days, but where the value of collateral is sufficient to repay both the principal and potential interest for one year.  The gross amount of loans and other receivables that were past due but not impaired were as follows:

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Loans and other receivables

Past due 1 to 29 days
Commercial(1)	305	236	229	159
Retail(2)	1,307	1,122	1,009	818
	1,612	1,358	1,238	977
Past due 30 to 89 days
Commercial(1)	279	234	240	194
Retail(2)	679	538	544	422
	958	772	784	616
Past due 90 days and above
Commercial(1)	216	132	215	132
Retail(2)	266	213	238	184
	482	345	453	316

Gross carrying amount	3,052	2,475	2,475	1,909

(1)     Includes bank acceptances

(2)     Includes housing, personal loans and credit card receivables

The above ageing analysis includes past due loans and receivables that have collective impairment provisions to cover credit losses on loans that are in the early stages of arrears.

No receivables due from other financial institutions were past due as at 30 September 2008 or 30 September 2007.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(iii) Impaired financial assets

The breakdown of impaired loans and advances and associated impairment provisions are as follows:

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Impaired loans

Non-performing loans
Gross loans	191	139	148	99
Less: specific provisions	(45)	(34)	(38)	(28)
Net non-performing loans	146	105	110	71

Renegotiated loans
Gross loans	—	—	—	—
Less: specific provisions	—	—	—	—
Net renegotiated loans	—	—	—	—

Assets acquired through security enforcement
Gross loans	—	—	—	—
Less: specific provisions	—	—	—	—
Net assets acquired through security enforcement	—	—	—	—

Net total impaired assets	146	105	110	71

Fair value of collateral	146	105	110	71

Individually impaired loans and receivables

The following table presents an analysis of the gross balance, before taking into consideration collateral held, of individually impaired loans.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M

Housing loans	36	55	20	32
Consumer loans	22	25	13	19
Commercial loans	133	59	115	48
	191	139	148	99

Renegotiated loans

Renegotiated loans are facilities whose terms have been renegotiated and would otherwise be classified as past due or impaired.  Renegotiation of customer loans is designed to maximise collection opportunities and, if possible, avoid foreclosure or repossession to maintain customer relationships.  Renegotiated loan policies and processes are maintained and are product specific.  At 30 September 2008, the Group had $Nil (2007: $Nil) and Bank $Nil (2007: $Nil) of renegotiated facilities.

Collateral and other credit enhancements obtained

The Group can obtain assets by taking possession of collateral held as security, or calling upon other credit enhancements.

Where a customer defaults on a facility, the associated security is usually held as mortgagee in possession and as a result, the Group does not usually hold real estate or other assets acquired through the enforcement of security.

Repossessed properties are sold as soon as practical, with the proceeds used to reduce or repay the outstanding loan balance.  Where excess funds are available after the debt has been repaid, they are available either for other lower priority secured lenders or are returned to the customer.

As at 30 September 2008, the carrying amount of collateral or other credit enhancement obtained totalled $Nil (30 September 2007: $Nil) on a consolidated basis, and $Nil (30 September 2007 $Nil) for the Bank.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

MARKET RISK

Market risk is the risk that movements in market risk factors such as interest rates and foreign exchange rates will reduce the Group’s income or the value of its portfolios.

Market Risk has two components: general and specific market risk.  General market risk is the potential for losses arising from the adverse movements in the general level of market factors such as foreign exchange rates, interest rates, exchange rate volatilities and interest rate volatilities.  Specific market risk is the potential for losses resulting from issuer specific factors.  In St.George’s case, specific market risk only relates to debt security positions.

The Group separates exposures to market risks into those arising from trading and non-trading portfolios.  Trading portfolios include those positions arising from market-making, proprietary position-taking and other designated marked to market positions.  Non-trading portfolios primarily arise from the interest rate management of the Group’s retail and commercial banking assets and liabilities.

The following sections discuss exposures to market risks on both trading and non-trading portfolios and the policies and processes employed to manage these risks.

Market risks on trading portfolios

Market risk is controlled by an overall risk management framework that incorporates a number of market risk measurements including Value at Risk (VaR).  VaR is a statistical estimate of losses due to general market price movements, calculated at St.George to a 99% confidence level.  This means that losses greater than our VaR estimate should not occur more than once in 100 days on average.  In an extreme event, losses could well exceed the VaR amount.

St.George uses Monte Carlo simulation to calculate VaR.  This model takes into account relevant market variables.  It is approved by APRA for regulatory purposes and is operated within the overall framework outlined in the APRA Prudential Standards.

The following table provides a summary of VaR on trading portfolios by total room and by trading unit for the years ended 30 September 2008 and 30 September 2007.

	2008				2007 (unaudited)
For the year ended 30 September ($’000)	Year end	Low	High	Average	Year end	Low	High	Average

Consolidated
Foreign exchange VaR	103	73	1,296	291	357	47	694	213
Domestic VaR	2,501	401	3,327	1,814	836	105	1,359	515
Total room risk	2,482	472	3,619	1,855	1,015	234	1,308	556

Bank
Foreign exchange VaR	103	73	1,296	291	357	47	694	213
Domestic VaR	2,501	401	3,327	1,814	836	105	1,359	515
Total room risk	2,482	472	3,619	1,855	1,015	234	1,308	556

Note:  The table above incorporates all options risk.  VaR is calculated at a 99% confidence interval for a one day holding period using end of day trading positions.

As part of the model validation process, actual and hypothetical profit and loss outcomes are monitored against VaR on a daily basis. Hypothetical profit and loss uses the same portfolio as the VaR estimate to test the predictive accuracy of the model.

VaR measurements are supplemented by a series of stress tests that are used to capture the possibility of extreme events or market shocks. Additionally, the market risk framework includes applying stop-loss limits on all portfolios, basis point sensitivity limits, specific options limits and control of large or unusual trading activity.

VaR is an important guide to risk, however, it must be considered in light of its limitations:

•                  VaR uses the past as a predictor of the future.  Whilst the past is not always a good predictor of the future it is, however, the best available;

•                  For regulatory and economic capital, VaR is calculated using a 10 day holding period.  This assumes that all positions can be liquidated or hedged within 10 days;

•                  At a 99% confidence level, VaR does not provide information about the size of the losses that will occur on average 1 in 100 days; and

•                  VaR is calculated based upon close of business exposures, which may not reflect intra-day exposures.

Market risks on non-trading portfolios

Market risk on non-trading portfolios arises from a variety of sources, including mismatches between the repricing periods of assets and liabilities.  The principal objective of market risk management on non-trading portfolios is to minimise earnings fluctuations from volatility in movements in interest income while maximising shareholder value.

(i) Interest rate risk in non-trading activities

The principal risk to which non-trading portfolios are exposed is the risk of loss from fluctuations in the future cash flows or fair values of financial instruments because of a change in market interest rates.  Interest rate risk arises from a variety of sources including mismatches

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

between the repricing period of assets and liabilities.  As a result of these mismatches, movements in interest rates can affect current and future period expected net interest income or the value of the Group.

Interest rate risk is monitored by the Bank’s Balance Sheet Risk Management unit to ensure that aggregate exposure to interest rate risk is contained within policy guidelines and defined limits commensurate with the Bank’s “risk appetite” and strategic objectives set by the Bank’s Asset and Liability Committee (ALCO) and overviewed by the Board Risk Management Committee.  The Balance Sheet Risk Management unit reports to ALCO at least monthly.

The Bank’s non-traded interest rate risk management system integrates risk parameters, product design, pricing policies and forecasts of the balance sheet and yield curve.  Key modelling assumptions are regularly reviewed to take into account both historical relationships and the current market environment.  Measures the Group uses to monitor and report the interest rate risk for non-trading portfolios include VaR, being a statistical estimate of losses due to general market price movements, calculated at St.George to a 99% confidence level.  This means that losses greater than our VaR estimate should not occur more than once in 100 days on average.  In an extreme event, losses could well exceed the VaR amount.

The VaR model assumes a certain “holding period” until positions can be closed (5 days).  It also assumes that market moves occurring over this holding period will follow a similar pattern to those that have occurred over 5-day periods in the past.  The Group’s assessment of past movements is based on data for the past 5 years.  The Group applies these historical changes in rates directly to its current positions – a method known as historical simulation.

To supplement VaR monitoring processes, the Group also utilises stress tests to provide an assessment of the impact of extreme events or market shocks, on both an earnings and value basis.

The following table provides VaR for interest rate risk on non-trading portfolios:

	2008				2007 (unaudited)
For the year ended 30 September ($’000)	Year end	Low	High	Average	Year end	Low	High	Average

Consolidated
Domestic VaR	8,015	6,855	28,103	15,766	11,007	2,984	27,945	16,703

Bank
Domestic VaR	8,015	6,855	28,103	15,766	11,007	2,984	27,945	16,703

(ii) Foreign exchange risk in non-trading activities

The Group’s policy is to maintain a hedged position in relation to on-balance sheet foreign exchange positions.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

LIQUIDITY AND FUNDING RISK

Liquidity risk is the risk that the Group is unable to meet its payment obligations associated with its financial liabilities when they fall due without incurring unacceptable losses.  Liquidity risk can arise from mismatches in the timing of cash flows from financial transactions.

The objective of the Group’s liquidity risk management is to ensure that both the expected and unexpected current future cash flow and collateral needs can be met when due or required.

Management of liquidity risk

Liquidity is managed to policies and strategies determined by the Bank’s Asset and Liability Committee (ALCO) and overseen and approved by the Bank’s Board.  These include:

•                  maintaining a core of high quality and readily liquefiable securities;

•                  ensuring that there are significant amounts of committed term funding to complement retail funds;

•                  ensuring that there are significant and diversified funding lines in place to meet monthly obligations; and

•                  monitoring liquidity flows while quickly identifying any anomalies.

The Group’s liquidity management process is monitored by Risk Management and Compliance within our Institutional and Business Banking Division (IBB) and managed by the Head of Money Markets and includes:

•                  monitoring of future cash flows to ensure daily funding requirements can be satisfied;

•                  monitoring balance sheet liquidity ratios against internal and regulatory requirements; and

•                  managing the concentration and profile of debt maturities.

The daily liquidity position is monitored and regular liquidity stress testing is conducted under a variety of scenarios covering both normal and more severe market conditions.  All liquidity policies and procedures are subject to review by ALCO and approval by the Board. Risk Management & Compliance (IBB) monitors adherence to policy limits and is responsible to escalate any exceptions and remedial action taken per the Group’s policy and to provide a report to ALCO regularly.

Primary sources of funding

The Group’s strategy is to diversify its funding sources to ensure it has a stable funding base without over reliance on any individual market.

The Group’s retail funding, comprising transaction, fixed term and other deposits, represents a significant portion of the total funding base.  The Group focuses on ensuring a strong and stable retail funding base through a range of mechanisms including pricing strategies and product development.

The Group also accesses domestic and overseas wholesale funding markets for short term, medium term and securitisation funding.

Contractual undiscounted cash flows

The following table shows the cash flows payable by the Group on non-derivative financial liabilities and derivatives by remaining contractual maturities at balance sheet date.

The amounts disclosed for non-derivative liabilities are all contractual undiscounted cash flows, including both principal and future coupon payments, and will not agree directly to the amounts recognised in the balance sheet.

The amounts disclosed for trading derivatives are the amounts recognised within the balance sheet as a derivative asset, shown as an inflow, and a derivative liability, shown as an outflow.  Liquidity risk on these items is not managed on the basis of contractual maturity, since they are not held for settlement and will frequently be settled in the short term at fair value.  The amounts disclosed for hedging derivatives are based upon the contractual cash flows.

The Group does not use contractual undiscounted cash flows for the purposes of managing liquidity risk, instead using expected undiscounted cash flows, which varies significantly from the analysis shown.  For example, demand deposits from customers are expected to maintain a stable or increasing balance.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Cash flows payable under financial liabilities by remaining contractual maturity

	Consolidated
		Less than	Between 3 and	Between 1
	On demand	3 months	12 months	and 5 years	After 5 years	Total
	$M	$M	$M	$M	$M	$M

As at 30 September 2008

Non derivative liabilities
Deposits and other borrowings	(41,730)	(17,379)	(27,806)	(4,737)	(3)	(91,655)
Payables due to other financial institutions	(988)	(26)	(1)	(771)	—	(1,786)
Bank acceptances	—	(3,979)	(18)	—	—	(3,997)
Bonds and notes	(488)	(9,764)	(8,850)	(20,691)	(2,578)	(42,371)
Loan capital	(41)	(66)	(175)	(3,387)	(497)	(4,166)
	(43,247)	(31,214)	(36,850)	(29,586)	(3,078)	(143,975)
Derivatives
Trading
- inflow	—	1,604	—	—	—	1,604
- outflow	—	(1,232)	—	—	—	(1,232)
Hedging (1)
- inflow	—	2,139	5,771	17,169	1,884	26,963
- outflow	—	(2,255)	(5,708)	(17,481)	(1,861)	(27,305)
	—	256	63	(312)	23	30

Total	(43,247)	(30,958)	(36,787)	(29,898)	(3,055)	(143,945)

As at 30 September 2007 (unaudited)

Non derivative liabilities
Deposits and other borrowings	(37,176)	(14,802)	(15,798)	(4,036)	(19)	(71,831)
Payables due to other financial institutions	(982)	(3)	—	(28)	—	(1,013)
Bank acceptances	—	(7,151)	(136)	—	—	(7,287)
Bonds and notes	(2,804)	(5,042)	(8,965)	(22,216)	(3,809)	(42,836)
Loan capital	(18)	(26)	(383)	(1,978)	(581)	(2,986)
	(40,980)	(27,024)	(25,282)	(28,258)	(4,409)	(125,953)
Derivatives
Trading
- inflow	—	927	—	—	—	927
- outflow	—	(1,252)	—	—	—	(1,252)
Hedging (1)
- inflow	—	1,405	4,759	15,929	2,712	24,805
- outflow	—	(1,721)	(5,414)	(18,082)	(3,027)	(28,244)
	—	(641)	(655)	(2,153)	(315)	(3,764)

Total	(40,980)	(27,665)	(25,937)	(30,411)	(4,724)	(129,717)

(1) Includes non-trading derivative transactions that are considered to be part of economic hedging relationships.

Loan commitments include amounts able to be advanced to customers on approved undrawn facilities and existing facilities.  The Group’s loan commitments have a contractual cash flow profile of $19,531 million (2007: $16,769 million) within one year and $6,693 million (2007: $5,733 million) after 1 year.  These loan commitments are not expected to be drawndown based upon these contractual maturities.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Cash flows payable under financial liabilities by remaining contractual maturity

	Bank
		Less than	Between 3 and	Between 1
	On demand	3 months	12 months	and 5 years	After 5 years	Total
	$M	$M	$M	$M	$M	$M

As at 30 September 2008

Non derivative liabilities
Deposits and other borrowings	(41,738)	(16,067)	(27,806)	(4,737)	(3)	(90,351)
Payables due to other financial institutions	(988)	(26)	(1)	(771)	—	(1,786)
Bank acceptances	—	(3,979)	(18)	—	—	(3,997)
Bonds and notes	(488)	(8,665)	(3,854)	(9,029)	(44)	(22,080)
Loan capital	(41)	(66)	(175)	(3,387)	(497)	(4,166)
	(43,255)	(28,803)	(31,854)	(17,924)	(544)	(122,380)
Derivatives
Trading
- inflow	—	1,559	—	—	—	1,559
- outflow	—	(1,233)	—	—	—	(1,233)
Hedging (1)
- inflow	—	1,181	3,472	10,716	607	15,976
- outflow	—	(1,192)	(3,178)	(10,638)	(545)	(15,553)
	—	315	294	78	62	749

Total	(43,255)	(28,488)	(31,560)	(17,846)	(482)	(121,631)

As at 30 September 2007 (unaudited)

Non derivative liabilities
Deposits and other borrowings	(37,185)	(13,804)	(15,798)	(4,036)	(19)	(70,842)
Payables due to other financial institutions	(982)	(3)	—	(28)	—	(1,013)
Bank acceptances	—	(7,151)	(136)	—	—	(7,287)
Bonds and notes	(2,806)	(3,744)	(3,745)	(9,015)	—	(19,310)
Loan capital	(18)	(26)	(383)	(1,978)	(581)	(2,986)
	(40,991)	(24,728)	(20,062)	(15,057)	(600)	(101,438)
Derivatives
Trading
- inflow	—	832	—	—	—	832
- outflow	—	(1,158)	—	—	—	(1,158)
Hedging (1)
- inflow	—	367	2,353	9,540	543	12,803
- outflow	—	(489)	(2,462)	(10,344)	(587)	(13,882)
	—	(448)	(109)	(804)	(44)	(1,405)

Total	(40,991)	(25,176)	(20,171)	(15,861)	(644)	(102,843)

(1) Includes non-trading derivative transactions that are considered to be part of economic hedging relationships.

Loan commitments include amounts able to be advanced to customers on approved undrawn facilities and existing facilities.  The Bank’s loan commitments have a contractual cash flow profile of $21,231 million (2007: $18,561 million) within one year and $5,465 million (2007: $4,327 million) after 1 year.  These loan commitments are not expected to be drawndown based upon these contractual maturities.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 41: DERIVATIVES

DEFINITION

A derivative is a financial instrument that provides the holder with the ability to participate in some or all of the price changes of an underlying financial asset, reference rate or index.  Derivatives are carried at fair value and shown in the balance sheet as assets and liabilities.  Derivative assets and liabilities on different transactions are only set-off if the transactions are with the same counterparty, a legal right of set-off exists and the cash flows are intended to be settled on a net basis.

Common derivatives used by the Group are swaps, options, futures, forwards and foreign exchange contracts. The major characteristics of these are summarised below.

Swaps

An interest rate swap is an agreement between two parties to exchange interest obligations periodically based on an underlying notional principal. A cross currency swap involves a principal exchange of amounts in one currency for another currency and a re-exchange of the same principal amounts at maturity. Interest payments and receipts on the principal amounts are exchanged periodically throughout the term.

Options

An option is a contract that grants the holder the right but not the obligation to buy or sell the underlying asset at a specific price on a specified date. A call option grants the holder the right but not the obligation to buy at a specified price whereas a put option grants the holder the right but not the obligation to sell at a specified price. The purchaser or holder of the option pays a premium upfront to acquire the rights in the option. The risk to the holder is limited to the premium whilst the risk to the seller of the option is unlimited.

Futures

A futures contract is a binding obligation to buy or sell a specific quantity of a specific type of goods at an agreed price.  Every contract has a buyer and a seller. Most contracts dealt on exchanges are closed out prior to delivery date.

Forwards

A forward rate agreement (FRA) is an agreement to fix an interest rate on an agreed notional amount, term and date. The parties then settle the difference between the agreed interest rate and the market rate on the FRA settlement date.

OBJECTIVES FOR HOLDING DERIVATIVE INSTRUMENTS

The consolidated entity makes use of the derivatives market both for trading purposes and to manage balance sheet risk.

Trading

Derivatives held for trading include those used in proprietary trading activities and servicing selected client needs, and those instruments that are used for risk management purposes but which for various reasons do not meet the criteria for the application of hedge accounting.  Gains and losses from changes in the fair value of “trading derivatives” are reported in “trading income” and those relating to “non-qualifying” hedging derivatives are reported in “non-trading derivatives”.  Strict controls and trading limits are used to monitor the price risk resulting from interest rate and exchange rate fluctuations on net open positions. The credit risk associated with the instruments is limited to the current fair value, which represents a small portion of the notional amount.

Hedging

Derivatives provide protection to income streams in a volatile financial environment.  Derivatives enable holders of actual or anticipated assets and liabilities (those with a value that may vary with changes in foreign exchange, interest or other market rates) to modify and eliminate the risk of varying values by transferring it to another entity that is willing to assume the risk.

The Group’s objective when entering the derivative market for asset and liability management purposes is to protect future income streams in light of uncertain economic variables.  The core operations of the Group are subject to the risk of interest rate fluctuations to the degree that the interest earning assets exceed the interest bearing liabilities or vice versa, in any given maturity or repricing period.

The accounting treatment of hedging derivatives varies according to whether they are fair value or cash flow hedges.

Fair value hedges

Fair value hedges consist of cross currency and interest rate swaps used to protect against changes in the fair value of foreign denominated debt issues.  Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged item that are attributable to the hedged risk.

The net fair value of the Group’s cross currency and interest rate swaps was an asset of $499 million at 30 September 2008 (30 September 2007: liability of $2,002 million).  The Group’s gains on these hedging instruments were $2,501 million (30 September 2007: loss of $1,812 million) and the loss on the hedged items attributable to the hedged risk were $2,519 million (30 September 2007: gain of $1,817 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

The net fair value of the Bank’s cross currency and interest rate swaps was an asset of $713 million at 30 September 2008 (30 September 2007: liability of $547 million).  The Bank’s gains on these hedging instruments were $1,260 million (30 September 2007: loss of  $722 million) and the loss on the hedged items attributable to the hedged risk were $1,268 million (30 September 2007: gain of $724 million).

Cash flow hedges

Cash flow hedges represent interest rate swaps used to protect against the variability in future interest cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or invested in the future.

The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial asset and liability on the basis of their contractual terms and other relevant factors, including estimates of prepayments and defaults.  The aggregate principal balances and interest cash flows across all portfolios over time form the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges of forecast transactions.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in equity.  The gain or loss relating to the ineffective portion is recognised immediately in the income statement.  This represents the amount by which the changes in the fair value of the expected cash flow of the derivative differ from the fair value of the changes (or expected changes) in the cash flow of the hedged item.

Amounts from the cash flow hedge reserve are transferred to the income statement when the cash flows on the hedged item are recognised in the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is amortised to the income statement over the remaining term of the original hedge.  Where the hedged item is derecognised, the cumulative gain or loss is recognised immediately in the income statement.

The Group’s interest rate swaps with an aggregate notional principal amount of $40,601 million (30 September 2007: $29,353 million) and a net fair value asset of $227 million (30 September 2007: asset of $158 million) were designated as hedges of future cash flows from floating rate non-trading assets, loans and other receivables, customer deposits and wholesale borrowings.  The ineffectiveness recognised in the income statement arising from these cash flow hedges was $Nil for the 2008 year (2007 year: $Nil).

The Bank’s interest rate swaps with an aggregate notional principal amount of $40,601 million (30 September 2007: $29,353 million) and a net fair value asset of $227 million (30 September 2007: asset of $158 million) were designated as hedges of future cash flows from floating rate non-trading assets, loans and other receivables, customer deposits and wholesale borrowings.  The ineffectiveness recognised in the income statement arising from these cash flow hedges was $Nil for the 2008 year (2007 year: $Nil).

There were no transactions for which cash flow hedge accounting had to be ceased in 2008 or 2007 as a result of the highly probable cash flows no longer being expected to occur.

STRATEGIES FOR ACHIEVING OBJECTIVES OF HOLDING DERIVATIVE INSTRUMENTS

The primary objective in asset and liability management is to provide the maximum level of income while maintaining prudent levels of interest rate, liquidity and funding risk.  In order to achieve these objectives a variety of interest rate forwards, swaps and options as well as cross currency swaps are employed.

For all activities, the Group monitors future interest rate risk by simulating future net interest income resulting from applying a variety of different rate scenarios to its projected balance sheet.  The Group also seeks to manage net interest income by hedging interest rate exposure arising from anticipated future transactions.

This process is controlled and managed through ALCO, which addresses risk exposures and hedging requirements on a monthly basis (or more frequently if required).  Where an on-balance sheet solution cannot be employed to position the Balance Sheet effectively, the derivatives market is used.

The risks associated with derivatives are identical to the risks that are encountered by the Group for normal retail and commercial banking business (credit risk, market risk and liquidity risk). These risks are managed consistently in line with the Group’s overall risk management policies.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

HOLDINGS OF DERIVATIVE INSTRUMENTS

The following table provides an overview of exchange rate and interest rate derivatives as at 30 September.

	Consolidated
	2008				2007 (unaudited)
	Notional	Fair value			Notional	Fair value
$M	amount	Assets	Liabilities	Net	amount	Assets	Liabilities	Net

Derivatives held for trading
Futures	23,885	1	—	1	6,950	—	—	—
Forward rate agreements	34,412	11	(10)	1	29,469	3	(1)	2
Interest rate swaps	108,018	834	(835)	(1)	71,827	382	(356)	26
Interest rate options	2,317	—	(57)	(57)	537	3	(10)	(7)
Foreign exchange	18,954	657	(230)	427	23,048	410	(687)	(277)
Cross currency swaps	1,056	61	(68)	(7)	2,323	102	(171)	(69)
Foreign exchange options	1,565	40	(32)	8	2,388	27	(27)	—
	190,207	1,604	(1,232)	372	136,542	927	(1,252)	(325)
Derivatives held for cash flow hedging
Interest rate swaps	40,601	564	(337)	227	29,353	236	(78)	158
	40,601	564	(337)	227	29,353	236	(78)	158
Derivatives held for fair value hedging
Interest rate swaps	1,351	34	(4)	30	1,556	5	(14)	(9)
Cross currency swaps	24,843	1,187	(718)	469	22,899	103	(2,096)	(1,993)
	26,194	1,221	(722)	499	24,455	108	(2,110)	(2,002)

Total derivatives	257,002	3,389	(2,291)	1,098	190,350	1,271	(3,440)	(2,169)

	Bank

Derivatives held for trading
Futures	23,885	1	—	1	6,950	—	—	—
Forward rate agreements	34,412	11	(10)	1	29,469	3	(1)	2
Interest rate swaps	138,012	789	(836)	(47)	71,827	382	(356)	26
Interest rate options	2,317	—	(57)	(57)	537	3	(10)	(7)
Foreign exchange	18,954	657	(230)	427	23,048	410	(687)	(277)
Cross currency swaps	1,056	61	(68)	(7)	1,916	7	(77)	(70)
Foreign exchange options	1,565	40	(32)	8	2,388	27	(27)	—
	220,201	1,559	(1,233)	326	136,135	832	(1,158)	(326)
Derivatives held for cash flow hedging
Interest rate swaps	40,601	564	(337)	227	29,353	236	(78)	158
	40,601	564	(337)	227	29,353	236	(78)	158
Derivatives held for fair value hedging
Interest rate swaps	1,351	34	(4)	30	1,556	5	(14)	(9)
Cross currency swaps	14,912	853	(170)	683	12,327	81	(619)	(538)
	16,263	887	(174)	713	13,883	86	(633)	(547)

Total derivatives	277,065	3,010	(1,744)	1,266	179,371	1,154	(1,869)	(715)

The notional amounts for derivatives do not represent assets or liabilities on the balance sheet, but represent the basis for calculating net amounts from underlying reference rates.  The Group’s exposure to counterparty risk is, therefore, limited to the positive value attached to the derivative arising from favourable movements in the underlying reference rates.

The credit risk associated with futures contracts is negligible as contracts are collateralised by cash with any changes in market value of contracts being settled on a daily basis with the clearing house.

As the Group’s primary reason for holding derivatives is for balance sheet hedging purposes, the majority of derivatives have been transacted with financial institutions of investment grade quality.  The Group’s credit policy and procedures ensures that exposures to counterparty risks are constantly monitored, and credit risk concentration to any individual counterparty is limited through risk limits approved by the Board.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

NOTE 42: FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosures provide an analysis of the fair value of financial instruments.  The fair values provided are stated at a specific date and may be significantly different to amounts paid or received on maturity of the financial instruments.  As a result, the fair value shown does not reflect the value of these financial instruments to the Group on a going concern basis.

Fair value represents the amount for which an asset could be exchanged or a liability settled in an arms-length transaction between willing parties.  The value of the Group’s relationship with customers together with non-financial instruments is not included in the disclosure below.

Quoted market prices are used as the measure of net fair value.  Where quoted market prices are not available, fair values are based on valuation techniques based upon observable market data.  The fair value of short-term financial instruments is estimated to equal their carrying value as these instruments reprice or mature in 180 days or less with no significant change in credit risk.

The estimates of fair value are subjective and involve the exercise of judgement.  Changes in assumptions used could have a material impact on the amounts disclosed.  As a result, it is difficult to make reasonable comparisons of the Group to other financial institutions due to the wide range of valuation techniques and numerous estimates that must be made.

	Consolidated				Bank
	Carrying value		Fair value		Carrying value		Fair value
	2008	2007 (unaudited)	2008	2007 (unaudited)	2008	2007 (unaudited)	2008	2007 (unaudited)
	$M	$M	$M	$M	$M	$M	$M	$M

Financial assets

Cash and liquid assets	2,672	2,081	2,672	2,081	2,672	2,081	2,672	2,081

Assets at fair value through the profit and loss
Assets at fair value through the income statement	15,605	11,339	15,605	11,339	15,676	11,450	15,676	11,450
Derivative assets	3,389	1,271	3,389	1,271	3,010	1,154	3,010	1,154
	18,994	12,610	18,994	12,610	18,686	12,604	18,686	12,604

Available for sale investments	2,810	929	2,810	929	2,210	1	2,210	1

Loans and receivables
Receivables due from other financial institutions	305	1,244	305	1,244	185	625	185	625
Loans and other receivables	97,721	89,884	98,232	89,692	77,415	65,878	77,731	65,766
Bank acceptances of customers	22,263	16,343	22,263	16,343	22,263	16,343	22,263	16,343
Receivables from controlled entities	—	—	—	—	4,309	4,737	4,505	4,657
	120,289	107,471	120,800	107,279	104,172	87,583	104,684	87,391

Total financial assets	144,765	123,091	145,276	122,899	127,740	102,269	128,252	102,077

Financial liabilities

Financial liabilities at amortised cost
Deposits and other borrowings	90,201	70,803	90,246	70,788	90,213	70,476	90,258	70,461
Payables due to other financial institutions	1,786	1,013	1,786	1,013	1,786	1,013	1,786	1,013
Bank acceptances	3,970	6,348	3,970	6,348	3,970	6,348	3,970	6,348
Amounts payable to controlled entities	—	—	—	—	1,460	995	1,460	995
Bonds and notes	37,760	34,971	37,332	34,973	21,160	17,024	21,326	17,026
Loan capital	3,245	2,231	3,221	2,232	3,245	2,231	3,221	2,232
	136,962	115,366	136,555	115,354	121,834	98,087	122,021	98,075
Financial liabilities at fair value through the profit and loss
Derivative liabilities	2,291	3,440	2,291	3,440	1,744	1,869	1,744	1,869

Total financial liabilities	139,253	118,806	138,846	118,794	123,578	99,956	123,765	99,944

The following approach has been adopted in determining the fair value for those financial instruments that are not recognised at fair value within the balance sheet.

Cash and liquid assets, receivables from other financial institutions and bank acceptances of customers

The carrying value of cash and liquid assets, receivables due from other financial institutions and bank acceptances of customers approximate their fair value as they are short term in nature or are receivable on demand.

Loans and other receivables

The carrying value of loans and other receivables is net of specific and collective provisions for doubtful debts and unearned income.  For variable rate loans (excluding impaired loans), the carrying amount is a reasonable estimate of fair value.  The fair value of fixed rate loans was calculated by discounting the expected future cash flows using current market rates.

For impaired assets the fair value is calculated by discounting expected future cash flows over the time period they are expected to be recovered.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

Deposits and other borrowings

The fair value of at call and variable rate deposits is the carrying value at 30 September.  For other deposits, discounted cash flow models based upon current market rates for debt with similar characteristics and maturities were used to calculate fair values.

Payables due to other financial institutions

The carrying value of balances due to other financial institutions is considered to approximate their fair value, as they are short term in nature or receivable on demand.

Bonds and notes and loan capital

The fair value of bonds and notes and loan capital was calculated based on quoted market prices at 30 September.  Where quoted prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining maturity of the instrument was used.

NOTE 43: CAPITAL MANAGEMENT

The objective of the Group’s capital risk management framework is to maximise the return on capital for shareholders through the optimal use of capital whilst maintaining a strong level of capital to provide a firm foundation for current and future business growth.

The process for assessment and management of capital has the following objectives:

•                  To comply with regulatory minimum capital requirements;

•                  To satisfy internal capital targets and maintain a strong level of capital to support business requirements;

•                  To satisfy Ratings Agencies expectations; and

•                  To achieve shareholder performance which compares favourably with competitors (both in terms of dividends and share price).

The Group’s capital management and planning is undertaken through the Board of Directors approved Internal Capital Adequacy Assessment Process (“ICAAP”).  The Board of Directors has delegated responsibility for monitoring compliance and management of the Group’s capital to the Board Risk Management Committee (“BRMC”) and the Group’s Asset and Liability Committee (“ALCO”).

To ensure the Board’s and key stakeholders’ capital adequacy and capital management goals are achieved capital target ranges are used to appropriately balance the return versus risk elements of the Group’s operations.  The Group carries out regular assessments of the amounts, types and distribution of financial resources, capital resources and internal capital that the Group considers adequate to cover the nature and level of the risks to which the Group is exposed.  In addition, the Group conducts stress and scenario tests, and ensures that the processes and strategies used within the Group are appropriate to the nature and complexity of its operations.

The Group’s planning cycle formally assesses the planned risk and underlying capital demand, including quarterly reassessments during the year, against targets. A key part of capital management is in respect of quantifying and reviewing the Economic Capital performance in terms of target returns on products, lines of business and divisions’ required demand for capital.

Under the ICAAP, the Group manages capital through ensuring capital ‘demand’ and capital ‘supply’ are appropriately balanced in terms of ‘return on equity’ and internal target ratios, under both planned and unplanned scenario assumptions.  The Group also has in place a process to regularly monitor compliance and performance to capital adequacy plans, limits and targets through monthly ICAAP reporting.

Regulatory Capital

The Australian Prudential Regulation Authority (APRA) regulates and classifies St.George as a locally owned and incorporated diversified “Australian Deposit-taking Institution” (“ADI”).  The Group is subject to external minimum capital requirements determined by APRA.  The Group currently reports to APRA under the prudential requirements of Basel I.

Capital adequacy and the use of regulatory capital are monitored by the Group’s management based upon the applicable guidelines implemented by APRA for supervisory purposes.  Capital adequacy information is reported on a monthly basis to the Board and on a quarterly basis to APRA.

Regulatory capital requirements are measured at two levels within the Group.  The Bank is reported as “Level 1”.  The Bank and its controlled entities, less certain controlled entities which are “deconsolidated” for APRA reporting purposes, for example insurance, funds management and special purpose entities, are together reported as “Level 2”.  APRA’s new concept of Extended Licensed Entity (“ELE”) will apply to the Group’s capital ratios from 1 January 2009.  This will require certain controlled entities that satisfy the definition of an extended licensed entity to be included with the Bank for the purposes of “Level 1” regulatory reporting.

APRA requires ADIs to maintain a minimum ratio of total capital to risk-weighted assets, on both a consolidated group and stand-alone basis, of 8% (of which at least 4% should be Tier 1 capital).  APRA may vary an individual bank’s capital requirement. APRA requires a minimum risk weighted total capital adequacy ratio of 9.50% and a minimum risk weighted Tier 1 capital adequacy ratio of 6.25%, for both the Group (Level 2) and the Bank (Level 1). APRA expects the Bank to manage capital consistent with its agreed internal target ratios for both the Bank and the Group. APRA’s prior consent is required before the capital target is changed.  During the year, the Group complied with APRA’s minimum capital requirements at all times.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

The Group’s regulatory capital is divided into two tiers:

•                  Tier 1 capital: share capital (net of any treasury shares), retained earnings, reserves created by appropriations of retained earnings, and innovative and non-innovative Tier 1 capital instruments.  The book values of goodwill and intangible assets are deducted, together with expected net dividends, in arriving at Tier 1 capital; and

•                  Tier 2 capital: qualifying subordinated loan capital, the combined amount of the eligible portion of the collective loan provision and the general reserve for credit losses and unrealised gains arising on the fair valuation of equity instruments held as available for sale.

Investments in associates are deducted from Tier 1 and Tier 2 capital to arrive at the regulatory capital.

Various limits are applied to elements of the capital base.  The amount of Residual Tier 1 capital and Innovative Tier 1 capital cannot exceed 25 per cent and 15 per cent of Tier 1 capital less deductions (“net Tier 1 capital”) respectively, qualifying Tier 2 capital cannot exceed Tier 1 capital and qualifying term subordinated loan capital may not exceed 50 per cent of Tier 1 capital.

The risk-weighted assets are measured by means of a hierarchy of five risk weights classified according to the nature of — and reflecting an estimate of credit, market and other risks associated with — each asset and counterparty, taking into account any eligible collateral or guarantees.  A similar treatment is adopted for off-balance sheet exposure, with some adjustments to reflect the more contingent nature of the potential losses.

Capital adequacy has been calculated in accordance with APRA’s AIFRS regulatory requirements that applied from 1 July 2006.  The Group’s regulatory capital position calculated in accordance with APRA’s regulatory requirements is disclosed in “Supplementary Information – Capital Adequacy”.

The Basel Committee on Banking Supervision has published Basel II, which replaced the 1988 Basel Capital Accord.  The objective of the Basel II Framework is to develop capital adequacy guidelines that are more accurately aligned with the individual risk profile of banks.

The Basel II capital framework was introduced by APRA on 1 January 2008.  The Basel II Framework is based on three “pillars”. Pillar One covers the capital requirements for banks, Pillar Two covers the supervisory review process and Pillar Three relates to market disclosure.  The Basel II Framework contains capital requirements for both credit, operational and market risk and allows a choice between three approaches.  The Group has applied to APRA for accreditation as an Advanced model applicant.

Implementation of the Advanced Internal Ratings Based Approach (“AIRB”) for credit risk and the Advanced Measurement Approach (“AMA”) for operational risk were implemented in Australia from January 1, 2008.  The Group is working closely with APRA through the accreditation process.  APRA has also introduced a requirement to calculate a capital charge for Interest Rate Risk in the Banking Book (“IRRBB”).  As an Advanced model applicant for Basel II, APRA requires the Group to apply for IRRBB accreditation.

As the Group progresses with its Basel II accreditation, as an interim measure, the Group will adopt the Basel II Standardised Approach from 1 January 2009.

NOTE 44: RELATED PARTIES

KEY MANAGEMENT PERSONNEL COMPENSATION

Compensation for all key management personnel including the Bank’s Managing Director and Non-Executive Directors of the Bank is shown in the following table.

	Consolidated		Bank
	2008	2007 (unaudited)	2008	2007 (unaudited)
	$ ‘000	$ ‘000	$ ‘000	$ ‘000

Short term employee benefits	12,934	13,352	10,185	10,918
Other long term benefits	225	190	186	155
Post employment benefits	314	212	263	187
Share based payments	3,390	1,829	2,695	1,541
	16,863	15,583	13,329	12,801

The key management personnel receive no compensation in relation to the management of the Bank.  The compensation disclosed above represents an allocation of the key management personnel’s estimated compensation from the Group in relation to their services rendered to the Bank.

Information regarding individual Directors’ and Executives’ compensation and some equity instrument disclosures as permitted by Corporations Act and Corporations Regulation 2M.3.03 are provided in the Remuneration Report section of the Directors’ Report.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

EQUITY INSTRUMENT DISCLOSURES RELATING TO KEY MANAGEMENT PERSONNEL

(i)                                    Options and Awards provided as remuneration and shares issued on exercise of such options and awards

Details of options and awards provided as remuneration and shares issued on the exercise of such options and awards, together with their terms and conditions, can be found in the Remuneration Report.

(ii)          Option holdings of key management personnel and their related parties

All options refer to options over ordinary shares of St.George Bank Limited, which are exercisable on a one-for-one basis under the Executive Option Plan.

The following tables set out the movement during the financial year in the number of options over ordinary shares in the Bank held directly, indirectly or beneficially, by each key management person, including their related parties.

	For the year ended 30 September 2008
		Options	Options
		granted as	exercised			No. of options	No. of options
	No. of options	compensation	during the		No. of options	vested in the	vested and
	held at 1 Oct	in the current	current		held at 30	current	exercisable at
Name	2007	financial year	financial year	Other changes	Sept 2008(a)	financial year	30 Sept 2008(a)

Executive Director
P Fegan	208,566	148,018	—	—	356,584	65,922	172,070

Executives
G Bartlett	188,022	23,265	(51,838)	—	159,449	78,346	78,346
M Cameron	19,949	77,547	—	—	97,496	8,241	8,241
R Chapman	142,530	32,312	(66,579)	—	108,263	49,883	49,883
G Lloyd	—	15,511	—	—	15,511	—	—
L Matheson	—	18,419	—	—	18,419	—	—
B Wright	212,341	13,572	—	—	225,913	68,579	169,763

Former
P Clare (b)	300,829	—	(160,417)	(140,412)	—	—	—

(a) Does not include options held by executives who ceased to be a KMP during the year.

(b) Mr Clare resigned on 31 December 2007 and forfeited 140,412 options.

	For the year ended 30 September 2007 (unaudited)
		Options	Options				No. of options
	No. of options	granted as	exercised		No. of options	No. of options	vested and
	held at 1 Oct	compensation	during the		held at 30	vested in the	exercisable at
	2006	in the current	current		Sept 2007(a)	current	30 Sept 2007(a)
Name	(unaudited)	financial year	financial year	Other changes	(unaudited)	financial year	(unaudited)

Former Executive Director
G P Kelly (b)	1,000,000	—	(625,000)	(375,000)	—	125,000	—

Executives
G Bartlett	169,524	75,046	(56,548)	—	188,022	71,112	51,838
M Cameron	—	19,949	—	—	19,949	—	—
R Chapman	177,608	26,803	(61,881)	—	142,530	53,987	66,579
P Clare	315,399	57,535	(72,105)	—	300,829	83,826	160,417
P Fegan	171,042	37,524	—	—	208,566	69,096	106,148
B Wright	191,692	43,777	(23,128)	—	212,341	66,286	101,184

Former
D Gall	115,676	53,604	(15,786)	(153,494)	—	41,676	—
J Loebenstein	92,459	21,443	—	(113,902)	—	34,046	—
S McKerihan	174,099	37,524	(72,542)	(139,081)	—	9,362	—

(a) Does not include options held by executives who ceased to be a KMP during the year.

(b) Mrs Kelly resigned on 24 August 2007 and forfeited 250,000 options.

No options held by key management personnel are vested but not exercisable at 30 September 2007 or 2008.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(iii)         Awards held by key management personnel and their related parties

All awards refer to rights over ordinary shares of St.George Bank Limited, which are exercisable on a one-for-one basis under the Performance Plan or Reward Plan.

The following tables set out the movement during the financial year in the number of rights over ordinary shares of the Bank, held directly, indirectly or beneficially, by each key management person, including their related parties.

	For the year ended 30 September 2008
		Awards
		granted as	Awards			Number of	Number of
	Number of	compensation	exercised		Number of	awards vested	awards vested
	awards held at	in the current	during the		awards held at	in the financial	and exercisable
Name	1 Oct 2007	financial year	financial year	Other changes	30 Sept 2008(a)	year	at 30 Sept 2008(a)

Executive Director
P Fegan	56,885	26,258	(10,531)	—	72,612	13,255	13,229

Executives
G Bartlett	38,683	13,735	(8,285)	—	44,133	9,287	9,261
M Cameron	120,142	31,325	(37,983)	—	113,484	39,386	1,403
R Chapman	26,151	8,001	(4,631)	—	29,521	6,577	6,551
G Lloyd	18,426	8,744	(8,208)	—	18,962	6,934	6,908
L Matheson	—	5,346	—	—	5,346	—	—
P Newham	12,752	2,416	(26)	—	15,142	5,190	8,994
B Wright	14,611	6,674	(2,356)	—	18,929	2,940	2,914

Former
P Clare (b)	22,028	26	(2,976)	(19,078)	—	—	—

(a) Does not include awards held by executives who ceased to be a KMP during the year.

(b) Mr Clare resigned on 31 December 2007 and forfeited 19,078 awards.

	For the year ended 30 September 2007 (unaudited)
		Awards					Number of
		granted as	Awards		Number of	Number of	awards vested
	Number of	compensation	exercised		awards held at	awards vested	and exercisable
	awards held at	in the current	during the		30 Sept 2007(a)	in the financial	at 30 Sept 2007(a)
Name	1 Oct 2006	financial year	financial year	Other changes	(unaudited)	year	(unaudited)

Former Executive Director
G P Kelly (b)	70,239	18,507	(14,400)	(74,346)	—	14,400	—

Executives
G Bartlett	33,731	11,660	(6,708)	—	38,683	9,208	8,259
M Cameron	—	120,142	—	—	120,142	—	—
R Chapman	19,034	10,869	(3,752)	—	26,151	5,235	4,605
P Clare	15,611	9,416	(2,999)	—	22,028	3,715	2,950
P Fegan	44,972	21,206	(9,293)	—	56,885	12,209	10,505
B Wright	11,113	5,783	(2,285)	—	14,611	2,911	2,330

Former
D Gall	16,577	10,701	(3,923)	(23,355)	—	2,962	—
J Loebenstein	27,154	9,282	(29)	(36,407)	—	8,127	—
S McKerihan	40,937	15,537	(9,999)	(46,475)	—	2,431	—

(a) Does not include awards held by executives who ceased to be a KMP during the year.

(b) Mrs Kelly resigned on 24 August 2007 and forfeited 41,439 awards.

No awards held by key management personnel are vested but not exercisable at 30 September 2007 or 2008.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

(iv)             Equity Holdings of key management personnel and their related parties

The following tables set out the movement during the financial year in the number of ordinary shares, SAINTS, CPS I and CPS II of St.George Bank Limited held directly, indirectly or beneficially, by each key management person, including their personally related entities.

		Movements during the year
	Held at		Exercise of	Exercise of		Other	Held at
	1 Oct 2007	Purchases	Options	Rights	Sales	Changes	30 Sep 2008 (1)
Shares
Directors
P A Fegan	209,436	—	—	10,531	—	—	219,967
J S Curtis (2)	22,541	2,754	—	—	—	—	25,295
T J Davis	17,165	5,705	—	—	—	—	22,870
R A F England	5,258	481	—	—	—	—	5,739
P J O Hawkins	8,660	2,956	—	—	—	—	11,616
R Holliday-Smith	2,500	—	—	—	—	—	2,500
P D R Isherwood AO	32,000	202	—	—	—	—	32,202
L B Nicholls AO	7,450	1,547	—	—	—	—	8,997
G J Reaney	48,863	2,405	—	—	—	—	51,268
	353,873	16,050	—	10,531	—	—	380,454
Former Directors
J M Thame (3)	150,216	202	—	—	—	(150,418)	—
	504,089	16,252	—	10,531	—	(150,418)	380,454
Executives
G Bartlett	659,021	—	51,838	8,285	(7,462)	—	711,682
M Cameron	—	—	—	37,983	(37,983)	—	—
R Chapman	115,256	—	66,579	4,631	(65,000)	—	121,466
G Lloyd	34,149	2,296	—	8,208	—	—	44,653
P Newham	—	208	—	26	—	—	234
B Wright	146,840	—	—	2,356	—	—	149,196
	955,266	2,504	118,417	61,489	(110,445)	—	1,027,231
Former executive
P Clare (3)	95,921	202	160,417	2,976	(90,000)	(169,516)	—
	1,051,187	2,706	278,834	64,465	(200,445)	(169,516)	1,027,231
SAINTS
Directors
J S Curtis	318	—	—	—	—	—	318
P D R Isherwood AO	263	—	—	—	—	—	263
	581	—	—	—	—	—	581
CPS I
Directors
T J Davis	5,000	—	—	—	—	—	5,000
P D R Isherwood AO	1,000	—	—	—	—	—	1,000
	6,000	—	—	—	—	—	6,000
CPS II
Directors
P D R Isherwood AO	—	1,165	—	—	—	—	1,165
P J O Hawkins	—	2,000	—	—	—	—	2,000
	—	3,165	—	—	—	—	3,165
Former director
J M Thame (3)	—	165	—	—	—	(165)	—
	—	3,330	—	—	—	(165)	3,165

(1) Does not include shares held by Directors or Executives who ceased to be a KMP during the year.

(2) Mr J S Curtis also holds an interest in 15,000 instalment warrants in fully paid ordinary shares of the Bank.

(3) Mr Thame retired as a Director on 1 July 2008 and Mr Clare resigned on 31 December 2007.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

	Held at	Movements during the year					Held at
	1 Oct 2006		Exercise of	Exercise of		Other	30 Sep 2007 (1)
	(unaudited)	Purchases	Options	Rights	Sales	Changes	(unaudited)
Shares
Directors
J M Thame	150,216	—	—	—	—	—	150,216
J S Curtis (2)	22,541	—	—	—	—	—	22,541
T J Davis	11,623	5,542	—	—	—	—	17,165
R A F England	2,601	2,657	—	—	—	—	5,258
P J O Hawkins	—	8,660	—	—	—	—	8,660
R Holliday-Smith	—	2,500	—	—	—	—	2,500
P D R Isherwood AO	27,948	4,052	—	—	—	—	32,000
L B Nicholls AO	5,819	1,631	—	—	—	—	7,450
G J Reaney	47,516	1,347	—	—	—	—	48,863
	268,264	26,389	—	—	—	—	294,653
Former Director
G P Kelly (3)	525,000	—	625,000	14,400	—	(1,164,400)	—
	793,264	26,389	625,000	14,400	—	(1,164,400)	294,653
Executives
G Bartlett	595,765	—	56,548	6,708	—	—	659,021
R Chapman	49,623	—	61,881	3,752	—	—	115,256
P Clare	20,817	—	72,105	2,999	—	—	95,921
P Fegan	225,728	—	—	9,293	(25,585)	—	209,436
B Wright	121,427	—	23,128	2,285	—	—	146,840
	1,013,360	—	213,662	25,037	(25,585)	—	1,226,474
Former Executives
D Gall (4)	36,088	—	15,786	3,923	—	(55,797)	—
J Loebenstein (5)	332,571	—	—	29	—	(332,600)	—
S McKerihan (6)	450,111	—	72,542	9,999	—	(532,652)	—
	818,770	—	88,328	13,951	—	(921,049)	—
SAINTS
Directors
J S Curtis	318	—	—	—	—	—	318
P D R Isherwood AO	263	—	—	—	—	—	263
	581	—	—	—	—	—	581
Former Directors
GP Kelly (3)	208	—	—	—	—	(208)	—
	789	—	—	—	—	(208)	581
CPS
Directors
T J Davis	—	5,000	—	—	—	—	5,000
P D R Isherwood AO	—	1,000	—	—	—	—	1,000
	—	6,000	—	—	—	—	6,000

(1) Does not include shares held by Directors or Executives who ceased to be a KMP during the year.

(2) Mr J S Curtis also holds an interest in 15,000 instalment warrants in fully paid ordinary shares of the Bank.

(3) Mrs G P Kelly resigned on 24 August 2007.

(4) Mr Gall ceased to be a direct report of the Managing Director from 16 July 2007.

(5) Mr Loebenstein retired from the Group Executive from 2 April 2007.

(6) Mr McKerihan resigned on 13 July 2007.

Key management personnel and their related parties received dividends on these equity instruments on conditions that are no more favourable than other equity holders.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

LOANS TO KEY MANAGEMENT PERSONNEL

Details regarding the aggregate of loans made, guaranteed or secured to key management personnel and their related parties, and the number of individuals are as follows:

		Opening balance	Closing balance	Interest Charged	Interest Not Charged	Number in Group at 30 Sept
		$ ‘000	$ ‘000	$ ‘000	$ ‘000
Total for key management personnel	2008	21,012	22,939	1,980	12	9
	2007	17,893	21,012	1,597	11	6

Total for other related parties	2008	—	—	—	—
	2007	805	—	31	—

Total for key management personnel and their related parties	2008	21,012	22,939	1,980	12	9
	2007	18,698	21,012	1,628	11	6

Details of loans to key management personnel and their related parties, where the individual’s loan(s) balances exceeded $100,000 at any time during the year are as follows:

	For the year ended 30 September 2008
Name	Balance at 1 Oct 2007	Balance at 30 Sept 2008	Highest Balance During the Year	Interest Charged	Interest Not Charged
	$ ‘000	$ ‘000	$ ‘000	$ ‘000	$ ‘000
Director
L B Nicholls AO	393	330	560	35	—

Executives
P Fegan	5,701	5,021	13,401	480	—
G Bartlett	7,485	8,885	11,609	732	12
M Cameron	—	256	320	12	—
R Chapman	5,030	5,625	7,539	461	—
G Lloyd (1)	—	2,420	2,725	162	—
L Matheson (1)	—	154	167	3	—
P Newham (1)	—	132	147	4	—
B Wright	—	116	330	9	—

Former Executives
P Clare (2)	2,344	—	6,388	82	—

(1) Mr Lloyd, Mr Matheson and Mr Newham were appointed Group Executives during the current year.

(2) Mr Clare resigned on 31 December 2007.

	For the year ended 30 September 2007 (unaudited)
	Balance at	Balance at
	1 Oct 2006	30 Sept 2007	Highest Balance		Interest Not
Name	(unaudited)	(unaudited)	During the Year	Interest Charged	Charged
	$ ‘000	$ ‘000	$ ‘000	$ ‘000	$ ‘000
Director
L B Nicholls AO	343	393	393	54	—

Executives
G Bartlett	4,517	7,485	8,826	411	11
R Chapman	1,097	5,030	5,233	226	—
P Clare	743	2,344	2,534	143	—
P Fegan	5,179	5,701	5,730	372	—

Former Executives
D Gall(1)	823	—	1,830	96	—
J Loebenstein (2)	3,647	—	5,646	130	—
S McKerihan (3)	1,791	—	3,545	192	—

(1) Mr Gall ceased to be a direct report of the Managing Director from 16 July 2007.

(2) Mr Lobeinstein retired from the Group Executive from 2 April 2007.

(3) Mr McKerihan resigned on 13 July 2007.

No loans to specified executives or specified Directors have been guaranteed or secured against the assets of any entities in the Group.  No amounts have been written down or provided for as the loans are considered fully performing.  With the exception of an interest free loan to Mr G Bartlett of $140,785 that was advanced in 1989, all loans provided by the Bank to key management personnel are made in the ordinary course of business on an arms length basis and are entered into under normal terms and conditions consistent with those offered by the Bank to its customers.  For loans that have loan interest offset facilities, the interest charged that is disclosed above is calculated after the offset.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2008

OTHER TRANSACTIONS WITH KEY MANAGEMENT PERSONNEL AND THEIR RELATED PARTIES

All other transactions with key management personnel (including their related parties) were conducted on an arms-length basis in the ordinary course of business and on normal terms and conditions for customers, employees or suppliers.  These transactions were trivial or domestic in nature and consisted principally of normal personal banking and deposit transactions or the provision of financial, utility or postal services.

The Bank has agreements with certain Non-Executive Directors providing for benefits to be paid on their retirement or death.  The maximum benefit payable is disclosed in the Remuneration Report.

The Bank has agreements with key management personnel providing for termination payments in certain circumstances.  Details of these service contracts are disclosed in the Remuneration Report.

CONTROLLED ENTITIES

The Bank’s aggregate investment in amounts receivable from and amounts due to controlled entities is disclosed in the balance sheet of the Bank.

Details of amounts paid or received from controlled entities in the form of dividends or interest are set out in Notes 2 and 3.

NOTE 45: EVENTS SUBSEQUENT TO BALANCE DATE

DIVIDENDS

On 29 October 2008, the Directors declared a final dividend of 94 cents per ordinary share and a special dividend of 31 cents per ordinary shares, amounting to $708 million.  These dividends have not been brought to account in the Group’s financial statements for the year ended 30 September 2008.

MERGER

In May 2008, Westpac and St.George announced a proposed merger of the two entities.  Under the terms of the proposed merger, holders of St.George ordinary shares would receive 1.31 Westpac ordinary shares for each St.George ordinary share held.  The proposed merger would be implemented via a court-approved scheme of arrangement.

The Board of St.George has unanimously recommended the proposed merger to shareholders subject to no superior proposal emerging.

The proposed merger is subject to various conditions, including the receipt of all necessary regulatory approvals, approval by St.George’s shareholders of the merger and of the change to the Bank’s constitution to allow a shareholder to hold more than 10% of the Bank’s shares, court approval of the merger and other customary conditions, such as no material adverse change in either party and no prescribed occurrences by either party.

St.George shareholders will be asked to vote on the proposed merger and constitutional change at the Bank’s share scheme meeting and the extraordinary general meeting respectively to be held on 13 November 2008.

The independent expert, Grant Samuel, considers the merger proposal to be “fair” and “reasonable” and has therefore concluded that, in its opinion, the merger proposal is in the best interests of shareholders, in the absence of a superior proposal.

GOVERNMENT GUARANTEE SCHEMES IN AUSTRALIA

The Australian Government announced on 12 October 2008 that it would guarantee the deposits in eligible Australian ADIs (including St.George) for a period of three years from 12 October 2008.  The deposit guarantee applies to deposits held in eligible ADIs (including foreign branches of eligible ADIs) by all types of legal entities, regardless of where the depositor resides.  It will apply to deposits held in any currency.

For deposits of $1 million or under, the deposit guarantee will be free.  From 28 November 2008, for deposits over $1 million, the first $1 million would be guaranteed for free and an eligible ADI will be able to obtain coverage under the deposit guarantee for amounts over $1 million, in return for a fee.  The $1 million threshold applies to the total amount of funds held by a depositor in (separate) deposit accounts with an eligible ADI.

The Financial System Legislation Amendment (Financial Claims Scheme and other Measures) Act 2008 has been enacted to facilitate the deposit guarantee.   The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of APRA’s financial claims scheme costs.  The levy is imposed on liabilities of ADIs to their deposits and cannot be more than 0.5% of the amount of those liabilities.

The Australian Government has also announced that it will guarantee the wholesale term funding of eligible ADIs.  The wholesale funding guarantee facility will be extended, by application, on an issue-by-issue basis for senior unsecured debt instruments in all major currencies with a term of up to 60 months issued domestically or offshore.  The Australian Government has announced that it will withdraw the facility once market conditions have normalised.

Fees will apply to the wholesale term funding guarantee and the guarantee deposits above the $1 million threshold.  A different fee will apply to eligible ADIs based on their credit rating.  The fee will apply to St.George, based on its current rating by Standard and Poor’s of A+ is 100 basis points (1.00%) per annum.  The fees will be levied on a monthly or quarterly basis depending on the liability.

The Australian Government has announced that the deposit and wholesale funding guarantee scheme will be reviewed on an ongoing basis and revised if necessary.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

DIRECTOR’S DECLARATION

FOR THE YEAR ENDED 30 SEPTEMBER 2008

In the opinion of the Directors of St.George Bank Limited (the Bank)

(1)	(a)	the financial statements and notes are in accordance with the Corporations Act 2001, including:

(i)

giving a true and fair view of the financial position of the Bank and the Group as at 30 September 2008 and of their performance, as represented by the results of their operations and their cash flows, for the financial year ended on that date; and

(ii) complying with Australian Accounting Standards and the Corporations Regulations 2001; and

	(b)	there are reasonable grounds to believe that the Bank will be able to pay its debts as and when they become due and payable.

(2)

there are reasonable grounds to believe that the Bank and the controlled entities identified in Note 36 will be able to meet any obligations or liabilities to which they are or may become subject to by virtue of the Deed of Cross Guarantee between the Bank and those controlled entities pursuant to ASIC Class Order 98/1418.

(3)

the Directors have been given the declarations by the Managing Director and Chief Executive Officer and Chief Financial Officer for the financial year ended 30 September 2008 pursuant to section 295A of the Corporations Act 2001.

For and on behalf of the Board of Directors and in accordance with a resolution of the Directors.

J S Curtis

Chairman

P A Fegan

Managing Director and CEO

Dated at Sydney, New South Wales

4 November 2008